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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Schweitzer-Mauduit International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 23, 2018

TO OUR STOCKHOLDERS:

On behalf of the Board of Directors and management of Schweitzer-Mauduit International, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 26, 2018 at 11:00 a.m. Eastern Time at the Company's corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia.

Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the Notice of Annual Meeting and Proxy Statement that follow.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. If you wish to vote in accordance with the Board's recommendations, all you need to do is sign and date the card. You may also vote over the Internet by following the instructions on the enclosed proxy card.

Please complete and return the proxy card in the enclosed envelope or vote over the Internet whether or not you plan to attend the Annual Meeting. If you do attend and wish to vote in person, you may do so by revoking your proxy at that time.

If you plan to attend the Annual Meeting, please check the card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the Annual Meeting.

Thank you for your support.

Sincerely,

K.C. Caldabaugh Non-Executive Chairman

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 23, 2018

The Annual Meeting of Stockholders of Schweitzer-Mauduit International, Inc. will be held at the Company's corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia, on Thursday, April 26, 2018 at 11:00 a.m. Eastern Time for the following purposes:

1.
To elect the two nominees for director named in the attached proxy statement for terms expiring at the 2021 Annual Meeting of Stockholders;

2.
To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018;

3.
To hold a non-binding advisory vote to approve executive compensation; and

4.
To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

We currently are not aware of any other business to be brought before the Annual Meeting.

You may vote all shares that you owned as of March 1, 2018, which is the record date for the Annual Meeting. A majority of the outstanding shares of our Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business. Your vote is important. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card.

Sincerely,

Ricardo Nuñez
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2018. Our Proxy Statement and the Schweitzer-Mauduit International, Inc. 2017 Annual Report on Form 10-K are available online at our Investor Relations website at http://www.swmintl.com/.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246

PROXY STATEMENT

INTRODUCTION

This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Schweitzer-Mauduit International, Inc., a Delaware corporation, referred to as either the "Company" or "SWM," in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournment or postponement thereof. The Company intends to mail this Proxy Statement and proxy card, together with the 2017 Annual Report to Stockholders, on or about March 23, 2018.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and Where is the Annual Meeting?

The Annual Meeting will be held on April 26, 2018, at 11:00 a.m. Eastern Time, at the Company's corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters listed in the attached Notice of Annual Meeting of Stockholders, including (i) to elect two directors for terms expiring in 2021; (ii) to ratify the Audit Committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and (iii) to hold a non-binding advisory vote to approve executive compensation.

We currently are not aware of any business to be acted upon at the Annual Meeting other than that described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies to obtain a quorum. Any adjournment may be made from time to time by the chairman of the Annual Meeting.

Who May Attend the Annual Meeting?

All stockholders of record at the close of business on March 1, 2018, the record date for the Annual Meeting, or their duly appointed proxies may attend the Annual Meeting. Although we encourage you to complete and return the attached proxy card by mail or vote over the Internet to ensure your vote is counted, you may also attend the Annual Meeting and vote your shares in person.

What Constitutes a Quorum for Purposes of the Annual Meeting?

A quorum for the Annual Meeting will be a majority of the issued and outstanding shares of the Company's common stock, par value $0.10 per share (the "Common Stock"), present in person or represented by proxy. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

Who is Entitled to Vote at the Annual Meeting?

Each stockholder of record at the close of business on March 1, 2018, the record date for the Annual Meeting, will be entitled to one vote for each share registered in such stockholder's name. As of March 1, 2018, there were 30,771,272 shares of Common Stock outstanding.

Participants in the Company's Retirement Savings Plan (the "Plan") may vote the number of shares they hold in that plan. The number of shares shown on a participant's proxy card includes the stock units the participant holds in the Plan and serves as a voting instruction to the trustee of the Plan for the account in the participant's name. Information as to the voting instructions given by individuals who are participants in the Plan will not be disclosed to the Company.

How May I Vote My Shares?

If you are a "shareholder of record" and hold your shares in your own name with our transfer agent, American Stock Transfer & Trust Company, you can vote by completing, signing, dating and mailing the enclosed proxy card to American Stock Transfer & Trust Company in the envelope provided. Proxy cards received prior to the Annual Meeting will be voted as instructed. You may also vote over the Internet by following the instructions on the enclosed proxy card or vote in person at the Annual Meeting.

If your shares are held in "street name" (i.e., if they are held through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically by using the Internet or by telephone. If your shares are held in "street name" and you wish to vote in person, you must obtain a legal proxy from the record holder (the broker, bank or other nominee) giving you the right to vote the shares at the Annual Meeting.

If your vote is received before the Annual Meeting, the named proxies will vote your shares as you direct.

How Does the Board Recommend that I Vote?

The Board unanimously recommends that you vote:

  •
  FOR the two nominees for election to the Board named in Proposal One – Election of Directors;

  •
  FOR Proposal Two – Ratification of the Selection of the Independent Registered Public Accounting Firm; and

  •
  FOR Proposal Three – Non-Binding Advisory Vote to Approve Executive Compensation.

What Vote is Required to Approve Each Proposal?

Proposal One – Election of Directors.    Directors will be elected by a plurality vote of shares of SWM's Common Stock as of the record date present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the individuals who receive the greatest number of votes cast "FOR" will be elected as directors, up to the maximum number of directors to be chosen at the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

Proposal Two – Ratification of the Selection of the Independent Registered Public Accounting Firm.    The vote will be decided by the affirmative vote of a majority of shares of the Common Stock as of the record date present in person or represented by proxy and entitled to vote on the subject matter.

Proposal Three – Non-Binding Advisory Vote to Approve Executive Compensation.    The vote will be decided by the affirmative vote of a majority of shares of the Common Stock as of the record date present in person or represented by proxy and entitled to vote on the subject matter. This is an advisory vote and is not binding on the Board of Directors. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future decisions regarding executive compensation.

What Happens if I Do Not Vote My Shares?

We encourage you to vote. Voting is an important stockholder right and helps to establish a quorum for the conduct of business. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. In tabulating the voting result for any particular proposal, abstentions and, if applicable, broker non-votes are not counted as votes "FOR" or "AGAINST" (or "WITHHOLD" for) the proposals. Accordingly, abstentions will have no effect on Proposal One, since only votes "FOR" a director nominee will be considered in determining the outcome. Because they are considered to be present and entitled to vote for purposes of determining voting results, abstentions will have the effect of a vote "AGAINST" Proposals Two and Three.

Under the New York Stock Exchange ("NYSE") rules, if your shares are held in "street name" and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain "routine" matters. Proposal Two is a "routine" matter under NYSE rules and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares "FOR" or "AGAINST" the proposal in the absence of your instruction. The other proposals are not considered "routine" matters. Accordingly, if you do not direct your broker how to vote on such proposals, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a "broker non-vote," and although your shares will be considered to be represented by proxy at the Annual Meeting and counted for quorum purposes as discussed above, they are not considered to be shares "entitled to vote" on those proposals and will not be counted as having been voted on the applicable proposals. Therefore, they will not have the effect of a vote for or against (or withheld from) such proposals.

How Can I Revoke My Proxy or Change My Vote?

At any time before it is voted, any proxy may be revoked by the stockholder who granted it by (i) delivering to the Company's SVP, General Counsel and Secretary another signed proxy card or a signed document revoking the earlier proxy or (ii) attending the Annual Meeting and voting in person. You may also change your previously-submitted vote by submitting a subsequent vote over the Internet. The last vote received prior to the Annual Meeting will be the one counted.

If your shares are held in "street name" (i.e., if they are held through a broker, bank or other nominee), you may submit new voting instructions by contacting your broker, bank or other nominee. At any time before your previously-submitted vote or previously-granted proxy is voted, you may change such vote or revoke such proxy in person at the Annual Meeting if you obtain a legal proxy from the record holder (the broker, bank or other nominee) giving you the right to vote the shares.

Who Pays For the Proxy Solicitation?

The Company has engaged the firm of Georgeson LLC, to assist in distributing and soliciting proxies for a fee of approximately $10,000, plus reasonable out-of-pocket expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. A significant expense in the proxy process is printing and mailing the proxy materials. The Company will reimburse brokers, fiduciaries and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees of the Company will not receive any additional compensation in connection with such solicitation. The Company will pay the entire cost of the proxy solicitation.

Who Will Count the Vote?

American Stock Transfer & Trust Company has been engaged to tabulate stockholder votes and act as our independent inspector of election for the Annual Meeting.

STOCK OWNERSHIP

Significant Beneficial Owners

The following table shows the persons known to the Company as of March 1, 2018 to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock. In furnishing the information below, the Company has relied solely on information filed with the Securities and Exchange Commission (the "SEC") by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BlackRock Inc.(1)
55 East 52nd Street	3,912,649	12.7%	3,843,624	0	3,912,649	0
New York, NY 10055
The Vanguard Group, Inc.(2)
100 Vanguard Blvd.	3,014,005	9.81%	38,658	5,260	2,972,627	41,378
Malvern, PA 19355
Cooke & Bieler LP(3)	1,712,526	5.60%	0	1,410,095	0	1,712,526
1700 Market Street, Suite 3222
Philadelphia, PA 19103
LSV Asset Management(4)	1,667,473	5.43%	752,676	0	1,667,473	0
155 N. Wacker Drive Suite 4600
Chicago, IL 60606

* The percentages contained in this column are based solely on information provided in Schedules 13G (or amendments thereto) filed with the SEC by each of the beneficial owners listed above regarding their respective holdings of the Company's Common Stock as of December 31, 2017.

(1)
Based solely on information contained in a Schedule 13G filed on January 19, 2018 by BlackRock Inc. to report its beneficial ownership of Common Stock.
(2)
Based solely on information contained in a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group, Inc. to report its beneficial ownership of Common Stock.
(3)
Based solely on information contained in a Schedule 13G filed on February 12, 2018 by Cooke & Bieler LP to report its beneficial ownership of Common Stock.
(4)
Based solely on information contained in a Schedule 13G filed on February 13, 2018 by LSV Asset Management to report its beneficial ownership of Common Stock.

Directors and Executive Officers

To assure that the interests of directors and executive officers are aligned with the Company's stockholders, the Company requires both directors and key executive officers (including all of the Company's Named Executive Officers, as described in the section entitled "Executive Compensation – Compensation Discussion & Analysis") to own minimum amounts of Common Stock within five years of becoming subject to the policy. Either directly or through deferred compensation accounts, each director must hold equity, or equity equivalents, in an amount at least equal in value to five times the value of the directors' annual Board cash retainer. Each Named Executive Officer must hold equity (vested or unvested) equal to a multiple (from three to five), depending on the position held, of his or her annual base salary. As of March 1, 2018, all directors and Named Executive Officers have met or, within the applicable period, are expected to meet, these stock ownership guidelines.

The following table sets forth information as of March 1, 2018 regarding the number of shares of Common Stock beneficially owned by all directors and nominees, by each Named Executive Officer and by all directors and executive officers as a group. In addition to shares of Common Stock they own beneficially, all directors as of the date of this Proxy Statement have at some point deferred part of their compensation from the Company through a deferred compensation plan for non-employee directors, explained in more detail under "Director Compensation" below. Under such plan, each director holds the equivalent of stock units in a deferral account. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

The Company's insider trading policy prohibits directors and key executives (including all Named Executive Officers) from directly or indirectly hedging or pledging any of the Company's equity securities. The policy also generally prohibits all officers, directors and employees of the Company (and its subsidiaries, independent contractors or consultants) from, among other things, engaging in short sales or transactions in publicly traded options, puts, calls or other derivative securities based on the Company's equity securities on an exchange or any other organized market. No shares listed in the table are pledged as security.

Director and Executive Officer Beneficial Ownership Table

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership	Number of Deferred Stock Units(1)	Percent of Class(2)

Allison Aden	26,413(3)	0	*
Claire L. Arnold	13,023	56,407	*
K.C. Caldabaugh	4,000	36,969	*
Michel Fievez	79,565(4)	0	*
William A. Finn	21,289	4,728	*
Jeffrey J. Keenan	30,000	9,271	*
Jeffrey Kramer	37,026(5)	0	*
Daniel Lister	10,871(6)	0	*
Marco Levi	1,847	0	*
Ricardo Nuñez	7,026(7)	0	*
Kimberly E. Ritrievi	0	186	*
John D. Rogers	2,004	21,309	*
Frédéric P. Villoutreix	68,045(8)	0	*
Anderson D. Warlick	5,218	25,912	*
All directors and executive officers as a group (16 persons)	310,143	0	*

(1)
Represents the equivalent of stock units, including accumulated dividends, held in deferral accounts.

(2)
Percentages are calculated based on 30,771,272 shares of Common Stock issued and outstanding on March 1, 2018, excluding shares held by or for the account of SWM or its subsidiaries, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1). An asterisk shows ownership of less than 1% of the shares of Common Stock outstanding.

(3)
Includes 13,565 shares of restricted stock that vested February 2018 and 2,000 shares of restricted stock that will vest on a prorated basis on Ms. Aden's separation from the Company.

(4)
Includes 2,038 shares of restricted stock that vested February 25, 2017 but continue to have a two-year restriction on transfer. All vested shares include the power to vote such shares. Also includes 9,449 shares of restricted stock that vested February 2018; 5,583 shares of restricted stock that will vest in February 2019; and 1,118 shares of restricted stock that will vest in February 2020.

(5)
Includes 2,527 shares of restricted stock that vested February 2018; 2,250 shares of restricted stock that will vest in April 2018; 23,178 shares of restricted stock that will vest in February 2019; 6,821 shares of restricted stock that will vest in February 2020; and 2,250 shares of restricted stock that will vest in April 2021.

(6)
Includes 3,665 shares of restricted stock that vested February 2018 and 4,685 shares of restricted stock that will vest in February 2019.

(7)
Includes 1,013 shares of restricted stock that will vest in February 2019; 1,103 shares of restricted stock that will vest in February 2020; and 5,000 shares of restricted stock that will vest in September 2021.

(8)
Mr. Villoutreix is no longer an employee of the Company. As of March 1, 2018, Mr. Villoutreix held 68,045 shares. Includes 68,491 shares of restricted stock that vested February 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports with the SEC regarding beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

Based solely on a review of copies of such reports filed with the SEC and written representations from the Company's directors and executives that no other reports were required, the Company believes that all of its directors, executive officers and greater than 10% stockholders complied with the reporting requirements of Section 16(a) applicable to them since January 1, 2017, except that four Form 4s for Jeffrey J. Keenan, a director of the Company, were inadvertently filed late due to an administrative error; each such Form 4 was filed within six or less business days of the relevant transactions.

PROPOSAL ONE
ELECTION OF DIRECTORS

Overview of Our Board

Number of Directors; Board Structure

SWM's By-Laws provide that the number of directors on its Board shall be fixed by resolution of the Board from time to time and, until otherwise determined, shall not be less than six nor more than twelve. As the Company previously announced, in March 2018, Dr. Ritrievi was appointed to the Board. Accordingly, the Board presently has nine members. In accordance with the retirement policy set forth in the Company's By-Laws, Mr. Finn will not be standing for re-election at the Annual Meeting. Accordingly, at the Annual Meeting, the size of the Board will be automatically reduced from nine members to eight members. The Board is divided into three classes of directors of the same or nearly the same number. The table below shows the allocation of our directors, as of the date of the Annual Meeting, across these three classes:

Class I – Current Term Ending at 2020 Annual Meeting	Class II – Nominees for Election at 2018 Annual Meeting	Class III – Current Term Ending at 2019 Annual Meeting

Claire L. Arnold	John D. Rogers	K.C. Caldabaugh
Jeffrey J. Keenan	Kimberly E. Ritrievi, ScD	Jeffrey Kramer, PhD
Marco Levi		Anderson D. Warlick

Nominees for Director

Upon recommendation of the Nominating & Governance Committee, the Board has nominated Mr. John D. Rogers and Dr. Kimberly E. Ritrievi for election to the Board as Class II directors to serve a three-year term ending at the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Mr. Rogers and Dr. Ritrievi are current members of the Board. Upon the recommendation of the Nominating & Governance Committee, the Board appointed Dr. Ritrievi as a director in March 2018. Dr. Ritrievi was originally recommended to the Nominating & Governance Committee as a result of an unsolicited recommendation from a third party.

The Board has determined that Mr. Rogers and Dr. Ritrievi are independent pursuant to the independence standards of the SEC, the NYSE and the Company. Each nominee for director has consented to serve if elected. Should the nominees become unable to serve, proxies may be voted for another person designated by the Board. Proxies can only be voted for the number of persons named as nominees in this Proxy Statement, which is two.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election to the Board of each of the two nominees for director.

Background Information on Nominees and Continuing Directors

The names of the nominees and the directors continuing in office, their ages as of the date of the Annual Meeting, their principal occupations and directorships during the past five years and certain other biographical information are set forth on the following pages.

Nominees For Election to the Board of Directors

Name	Age	Director Since	Business Experience and Directorships

John D. Rogers	56	2009	Founding Partner & Principal of Jade River Capital Management, LLC, 2007 – 2008

President, Chief Executive Officer and Director of CFA Institute, 2009 - 2014

President and Chief Executive Officer, Invesco Institutional N.A., Senior Managing Director and Head of Worldwide Institutional Business, AMVESCAP Plc, 2003 – 2006

Kimberly E. Ritrievi, ScD	59	2018	President, The Ritrievi Group, LLC, since 2005 Various leadership roles at Goldman Sachs & Co., 1997 – 2004 Director of Tetra Tech, Inc., since 2013

Members of Board of Directors Continuing in Office

Name	Age	Director Since	Business Experience and Directorships

Claire L. Arnold	71	1995	Chief Executive Officer of Leapfrog Services, Inc., since 1998 Director of Ruby Tuesday, Inc., 1994 – 2012
K.C. Caldabaugh	71	1995	Principal of Heritage Capital Group, since 2001
Jeffrey J. Keenan	60	2016
Senior Advisor of Roark Capital Group, since 2015

President and Chief Compliance Officer of Roark Capital Group, 2006 – 2015

President of The United Company, 2002 – 2005

Chairman of IESI Corporation, 1996 – 2005

Jeffrey Kramer, PhD	58	2017
Chief Executive Officer of the Company, since April 2017

Vice President, Lubricants of Brenntag AG, 2015 – 2017

President and Chief Executive Officer of J.A.M. Distributing, 2013 – 2015

Various executive leadership roles at Air Products and Chemicals, Inc., 1987 – 2012

Marco Levi	58	2017
President and Chief Executive Officer, Ahlstrom Corporation, 2014 – 2016

Senior Vice President and Business President of Emulsion Polymers, Styron Corporation, 2010 – 2014

Global Business Unit Director, Elastomers- Synthetic Rubber-Specialty Packaging-Plastic Additives, The Dow Chemical Company, 2006 – 2010

Anderson D. Warlick	60	2009	Vice Chairman and Chief Executive Officer of Parkdale, Inc. and its subsidiaries, since 2000

Director Qualifications for Service on the Company's Board

The particular experience, qualifications, attributes and skills that led the Board to conclude that each of the nominees for director and directors continuing in office should sit on the Board is summarized below:

Claire L. Arnold

Ms. Arnold has served as a director of five NYSE-listed small capitalization companies, including service as the chair of nominating & governance, compensation and audit committees, as well as lead director. As a member of the Company's Board she has also served in the capacity of Lead Non-Management Director and currently serves as Chair of its Compensation Committee. Ms. Arnold's broad experience on other boards and board committees allows her to provide substantial value and insight into best governance practices on such critical topics as executive compensation and governance. Ms. Arnold also contributes significant business experience as a member of the Board. From a business perspective, Ms. Arnold was the chief executive officer of a large, private distribution company for fifteen years, building it from $30 million in sales when acquired in a leveraged buy-out to $1.2 billion in sales through organic growth and through a series of strategic acquisitions. The company distributed tobacco products, among other things, giving Ms. Arnold direct insight into dealing with SWM's major customers. Since 1998, Ms. Arnold has been the chief executive officer of Leapfrog Services Inc., a managed services company and network integrator. Her experience with information technology management systems has been directly relevant to an area in which the Company has made substantial capital investments. Her experience and background as a chief executive officer and service on public company audit committees also qualifies her as a financial expert. Ms. Arnold's direct experience running a large enterprise, as well as her role in identifying, negotiating and managing the integration of acquisitions, makes Ms. Arnold a valuable asset to the Board in exercising its oversight and input on strategic planning.

Jeffrey J. Keenan

Mr. Keenan has extensive experience serving on private company boards. He has been a member of 29 boards of directors and is currently a member of two private company boards. He is a senior advisor at Roark Capital Group, a private equity fund with over $5 billion of capital under management. Previously, he was the president, chief operating officer and chief compliance officer of Roark Capital Group. In addition to his diverse experience with a variety of capital management firms, Mr. Keenan is also the former president of The United Company, a diversified private holding company with operations in energy, real estate, and financial services. Mr. Keenan has broadly-based business skills that add value to the Board's management of the Company, including strategic planning, financial and U.S. and international tax expertise as well as deep experience in multiple industries. Mr. Keenan serves on the Company's Audit Committee, where he is one of the Committee's financial experts, and serves as Chairman of the Nominating & Governance Committee.

Jeffrey Kramer, PhD

Dr. Kramer has served as the Company's Chief Executive Officer since April 21, 2017. Prior to joining the Company, Dr. Kramer was Vice President, Lubricants at Brenntag AG, a German-based company that is one of the world's largest distributors of chemicals, from January 2016 to April 2017. From January 2013 to December 2015, he was the President and Chief Executive Officer of J.A.M. Distributing, which was acquired by Brenntag AG in December 2015. Previously, Dr. Kramer had a career of over 25 years at Air Products and Chemicals, Inc., during which time he leveraged his technical and commercial expertise and moved through a succession of technical, corporate development and executive leadership roles both domestically and internationally. As a result of his prior service with Brenntag AG and Air Products and Chemicals, Dr. Kramer brings to the Board extensive experience in management and operations of multinational companies. Dr. Kramer's experience as the Chief Executive Officer of the Company provides an in-depth understanding of the Company's operations and complexity and adds a valuable perspective for Board decision-making.

Marco Levi

Mr. Levi has over thirty years of experience in the chemicals, plastics and specialty paper and composites industries. His record of successfully running global materials technology businesses brings a proven leadership to the Board. As the former president and chief executive officer of Ahlstrom Corporation, a global high performance fiber company, Mr. Levi understands the principles that create stockholder value and has successfully navigated many of the strategic challenges facing a publicly traded company. Prior to his service with Ahlstrom Corporation, Mr. Levi was the senior vice president and business president of Emulsion Polymers, Styron Corporation, a global chemical materials solutions provider. There, he led the Emulsion Polymers business through a successful initial public offering and was integral in overseeing core business functions including manufacturing, supply chain marketing, sales and research and development. Mr. Levi serves as a member of the Nominating & Governance Committee.

K.C. Caldabaugh

Mr. Caldabaugh has served as the chief financial officer of publicly-traded companies outside the paper industry and as the chief executive officer of a private company in the paper industry, including turnaround and distressed company situations. Subsequently, he has served as a principal of The Heritage Group, an investment banking firm that provides strategic planning advice and acts as an advisor in multi-faceted mergers and acquisitions.

Mr. Caldabaugh's background provides the Board with extensive experience related to the Company's mergers, acquisitions and other strategic transactions, restructuring programs, evaluation and implementation of growth opportunities and strategic planning, in addition to his experience with financial controls and reporting.

Mr. Caldabaugh is the Non-Executive Chairman of the Board and serves on the Nominating & Governance Committee, and has served several terms as SWM's Lead Non-Management Director. In addition, his experience as a chief financial officer provides experience directly relevant to his participation on the Company's Audit Committee as one of the Committee's financial experts.

Kimberly E. Ritrievi, ScD

Dr. Ritrievi has over twenty-five years of collective experience in the capital markets and specialty chemicals industries. She is currently President at The Ritrievi Group, LLC, a boutique consultancy firm focused on equity value creation for public and private companies. Prior to joining The Ritrievi Group, LLC in 2005, she served in numerous positions of leadership at Goldman Sachs & Co., including as Co-Head of Investment Research for the U.S., Canada, Latin & South America from 2001 to 2004. Dr. Ritrievi has also served in numerous other positions, including as a Process Development Engineer at ARCO Chemical.

Since 2013, Dr. Ritrievi has served as a director of Tetra Tech, Inc., where she serves on the Audit Committee and the Strategic Planning and Enterprise Risk Committee. Dr. Ritrievi is also an advisory Board member for Intrinio Fintech Marketplace. Dr. Ritrievi's financial markets career has given her significant experience in identifying and creating stockholder value by applying short- and long-term time horizons and assessing strategy, capital allocation, business mix, competitive position and execution capabilities. In addition, Dr. Ritrievi has experience in the specialty chemical industry that provides her with insight into the Company's key products and customers. Dr. Ritrievi serves on the Audit and Compensation Committees of the Board and is one of our Audit Committee's financial experts.

John D. Rogers

Mr. Rogers has extensive experience with large investment fund management firms, ranging from chief investment officer to president and chief executive officer. He served as president and chief executive officer of the CFA Institute, the world's leading association of investment professionals, for five and a half years until June 2014. Mr. Rogers has also served as a director and member of the audit, remuneration and nominations and governance committees of OM Asset Management plc., a global investment management firm. In addition, he has served for fourteen years on the boards of NYSE-listed firms and as a director of multiple non-profit organizations. His chief executive officer experience and extensive experience in the investment management industry, including as an equity and fixed income investor and analyst, has equipped him with a range of skills that relate directly to identifying and driving the elements that create value and maximize the effective utilization of capital. Mr. Rogers is a CFA charterholder. His perspective enhances the Board's ability to relate to and represent the interests of the Company's stockholders. Mr. Rogers is one of our Audit Committee's financial experts, contributing these skills as Chair of the Audit Committee, and previously served as the Company's Lead Non-Management Director.

Anderson D. Warlick

As the vice chairman and chief executive officer of Parkdale, Inc., a privately held textile and consumer products company that utilizes domestic and foreign manufacturing sites to produce and compete world-wide in primarily commodity product lines, Mr. Warlick brings experience to the Board in operational excellence, operating in less developed countries and effective management and deployment of fixed assets situated in different positions along the cost curve of competitive facilities. These skills and experience are directly related to developing and guiding the implementation of solutions to the Company's current and strategic challenges.

Mr. Warlick currently serves on the boards of three private corporations, one of which he serves as lead director, and is a member of their compensation and nominating & governance committees. He previously served as a director of an additional private company, including as the lead director and a member of the audit committee. The experience he acquired in these roles contributes to his service on the Company's Compensation and Nominating & Governance Committees and previously as Lead Non-Management Director.

Nomination of Directors

Directors may be nominated by the Board or by stockholders in accordance with the By-Laws of the Company. The Nominating & Governance Committee, which is composed of four independent directors, identifies potential candidates and reviews all proposed nominees for the Board, including those proposed by stockholders. The Nominating & Governance Committee selects individuals as director nominees who have the highest personal and professional integrity and whose background and skills will enhance the Board's ability to serve the long-term interests of the Company's stockholders. The candidate review process includes an assessment of the person's judgment, experience, financial expertise, independence, understanding of the Company's business or other related industries, commitment and availability to prepare for and attend Board and Standing Committee meetings and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board and the Company. In seeking director candidates, the Nominating & Governance Committee uses a director candidate qualification matrix that compares the skills, experience, and competencies of existing directors, directors that are expected to retire in the near or medium-term and the anticipated future strategic and operational strategies and development needs of the Company in order to identify skills, experience and/or competencies that may otherwise be absent from the Board's future composition. It also uses its and the Board's professional contact networks and/or director search firms to identify and recommend to the Board suitable director candidates.

The Nominating & Governance Committee selects qualified candidates consistent with criteria approved by the Board and presents them to the full Board, which decides whether to nominate the candidate for election to the Board. The Nominating & Governance Committee Charter authorizes the Nominating & Governance Committee to retain such outside experts, at the Company's expense, as it deems necessary and appropriate to assist it in the execution of its duties. The Nominating & Governance Committee evaluates candidates recommended by stockholders in the same manner as it evaluates other candidates. A further discussion of the process for stockholder nominations and recommendations of director candidates is found under the caption "How Stockholders May Nominate or Recommend Director Candidates."

Board Diversity

The Company does not have a formal policy concerning the diversity of its directors. In practice, the Nominating & Governance Committee, with input from the Board, considers a list of criteria it seeks to address when seeking director candidates and then seeks candidates that best meet those criteria without limitations imposed on the basis of race, gender or national origin. Diversity of experience and perspective is considered in reviewing the composition of the Board.

Board Succession Planning

The Board, through its Nominating & Governance Committee, regularly reviews the particular skill sets required by the Board based on the nature of the Company's business, strategic plans and regulatory challenges as well as the current performance of the incumbent directors. The By-Laws of the Company provide that a director is not eligible for election or re-election after his or her 72nd birthday. Customarily, a director chooses not to stand for re-election to the Board if his or her 72nd birthday occurs in the year in which he or she would be subject to re-election, even if such birthday occurs after the annual meeting of the Company's stockholders. This is an added institutionalized mechanism for periodic change in directors in order to provide fresh insight.

In accordance with this retirement policy in the By-Laws, Mr. Finn will not be standing for re-election at the Annual Meeting. It is expected that Mr. Caldabaugh will retire as of the Company's annual meeting of stockholders in 2019 and Ms. Arnold will retire as of the Company's annual meeting of stockholders in 2020. As part of its succession planning efforts, the Board, upon the recommendation of the Nominating & Governance Committee, appointed Dr. Ritrievi to the Board as a Class II director effective as of March 1, 2018. The Nominating & Governance Committee expects to continue to seek director candidates to replace current directors as they retire and to recommend that they be appointed to the Board appropriately in advance of the effective retirement date of the applicable director.

How Stockholders May Nominate or Recommend Director Candidates

Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors by complying with the procedures set forth in the Company's By-Laws, a copy of which may be obtained from the Company's SVP, General Counsel and Secretary. The notice of intent to nominate a candidate for the Board must satisfy the requirements described in the By-Laws and be received by the Company not less than 90 calendar days nor more than 120 calendar days before the first anniversary date of the preceding year's annual meeting. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Stockholders may recommend a director candidate for consideration by the Nominating & Governance Committee by notifying the Company's SVP, General Counsel and Secretary in writing at Schweitzer-Mauduit International, Inc., 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022. The information that must be included in the notice and the procedures that must be followed (including the timeframe for submission) by a stockholder wishing to recommend a director candidate for the Nominating & Governance Committee's consideration are the same as would be required under the By-Laws if the stockholder wished to nominate that candidate directly.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Philosophy

The Compensation Committee of the Board (the "Committee"), which is responsible for overseeing the Company's executive compensation program, believes that the Company's executive compensation program should reward actions and behaviors that build a foundation for the long-term performance of the Company, while also rewarding the achievement of short-term performance goals informed by the Company's strategy. To align the Company's executive compensation program with the Committee's compensation philosophy, the Committee has adopted the following objectives and guiding principles:

Objectives	• Pay for performance
• Align performance goals and executive compensation with stockholder interests
• Total target compensation set within a range of market median value for like skills and responsibilities to attract, retain and motivate executive officers

Guiding Principles	• Allocate a significant portion of total target compensation to incentive-based compensation opportunities
• Set incentive plan objectives that the Committee believes directly or indirectly contribute to increased stockholder value
• Award a significant portion of total compensation opportunity in the form of equity
• Utilize an annual competitive compensation study to guide decisions regarding total and individual compensation components and values
• Require executive officers to acquire and hold a significant equity interest in the Company within five years after joining the Company

2017 "Say on Pay": Advisory Votes on Executive Compensation and Stockholder Engagement

In 2017, in a non-binding advisory vote, the Board asked the Company's stockholders to indicate whether they approved the Company's compensation program for the Company's Named Executive Officers, as disclosed in the 2017 proxy statement ("say on pay"). At the 2017 Annual Meeting of Stockholders, stockholders approved the compensation program for the Company's Named Executive Officers with approximately 66% of the votes cast in favor of the say on pay proposal. Following the meeting, management reached out to stockholders who the Company believes collectively held approximately 30% of the Company's outstanding common stock to better understand their views on the Company's executive compensation program. The topics in these discussions included compensation disclosure, performance measures and corporate governance matters.

As expected, the Company's investors expressed a range of viewpoints. The following chart captures some key themes that emerged during discussions with investors along with the Company's related approach to compensation:

WHAT WE HEARD	COMPANY APPROACH

Pay-for-performance

-

Some stockholders expressed a desire for annual incentive compensation to be tied more directly to overall Company performance, with a reduced emphasis on individual performance.

-

Based on discussions, stockholders generally expressed the view that the Company's incentive plans were performance-based and many would defer to the Committee to set appropriate measures.

•

The Committee regularly reviews the metrics used in the compensation plans to evaluate whether they represent measures that drive business results tied to stockholder value and our business strategy.

•

Beginning with the 2018 Annual Incentive Program, the Committee eliminated the individual performance goal component, resulting in payouts under the Annual Incentive Program to be determined 100% based on Company and/or business unit performance.

Disclosure of compensation design and compensation - Stockholders expressed a preference for the use of additional tables and graphics.

•

The Compensation Discussion and Analysis has been revised to include succinct explanations of the Company's executive compensation philosophy, programs and practices, and to incorporate tables and graphics when deemed helpful to explain the Company's program.

Allocation of compensation mix

-

Stockholders generally defer to the Committee to set the appropriate mix of cash and equity when determining the Named Executive Officers' targeted annual direct compensation, with a preference towards more compensation delivered as long-term incentives.

•

For 2018, in lieu of annual merit increases to the base salary component of the Company's executive compensation program for the Named Executive Officers other than Dr. Kramer, the Committee determined to increase the targets under the Company's equity-based long-term incentive program to further align the Named Executive Officers' compensation with the interests of our stockholders. For Dr. Kramer, the Committee determined to increase his base salary for 2018 in order to further align his compensation with the compensation peer group.

Vesting and performance periods - Some stockholders expressed a desire for longer vesting and/or performance periods for the Company's performance shares.

•

The Committee regularly reviews the vesting and performance periods for its long-term incentive program, considering in particular the economic and business conditions at the time the awards are granted and the Company's execution on its strategic operating plan.

•

Beginning with the 2018 performance share awards, the Committee has added an additional year to the post-performance vesting period for a portion of the award. Accordingly, the February 2018 performance share awards that will vest based on 2018 performance and continued service will vest 50% in February 2020 and 50% in February 2021, rather than vesting 100% in February 2020 under the old program design.

The Committee believes that the Company has addressed many of the topics raised by the Company's stockholders during its engagement efforts, and the Company intends to continue to solicit feedback to assist in ongoing evaluations of the Company's compensation and governance practices. The Committee carefully considers feedback from the Company's stockholders regarding executive compensation matters. Stockholders are invited to express their views or concerns directly to the Committee or the Board in the manner described below under "Communicating with the Board."

Key Compensation Policies and Practices

We are committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

What We Do:

✓	Pay-for-performance. A significant portion of the Named Executive Officers' compensation is delivered in the form of variable compensation that is connected to actual performance. For 2017, variable compensation comprised at least 75% of the targeted annual direct compensation for Dr. Kramer and, on average, 59% of the targeted annual direct compensation for the other Named Executive Officers, excluding our former Chief Executive Officer and one other Named Executive Officer who did not participate in the 2017 long-term incentive program.

✓	Linkage between quantitative performance measures and operating objectives. Performance measures for incentive compensation are linked to operating objectives informed by our business strategy and designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the Company.

✓	Independent compensation consultant. The Committee retains its own compensation consultant to review the Company's executive compensation program and practices.

✓	"Double trigger" in the event of a change-in-control. In the event of a change-in-control, equity awards granted under the 2015 LTIP will accelerate upon a "double trigger" – meaning that both a change in control and qualifying termination of employment must occur for automatic acceleration.

✓	Stock ownership guidelines. The Company's Chief Executive Officer is required to hold stock equal to a multiple of five times his base salary and each of the Company's other Named Executive Officers (other than our former Chief Executive Officer) is required to hold stock equal to a multiple of three times his or her base salary.

✓	Annual risk assessment. Based on our annual risk assessment, we have concluded that our compensation program does not present any risk that is reasonably likely to have a material adverse effect on the Company.

✓	Annual peer group review. The Committee, with the assistance of its independent compensation consultant, annually reviews the composition of the peer group used to evaluate and assess the Company's executive compensation program and makes adjustments to the composition of the group as it deems appropriate.

What We Don't Do:

×	No change-in-control tax gross-ups. The Company does not provide change-in-control tax gross-ups. Accordingly, none of the Company's Named Executive Officers are eligible for an excise tax gross-up.

×	The Company does not re-price stock options or buy-back equity grants.

×	The Company does not allow directors and key executives (including all Named Executive Officers) to hedge or pledge their Company securities.

Named Executive Officers

For 2017, the Company's Named Executive Officers were:

Name	Position

Jeffrey Kramer, PhD	Chief Executive Officer
Allison Aden(1)	Executive Vice President, Finance and Chief Financial Officer
Michel Fievez	Executive Vice President, Engineered Papers
Daniel Lister	Executive Vice President, Advanced Materials & Structures
Ricardo Nuñez	Senior Vice President, General Counsel and Secretary
Frédéric P. Villoutreix	Former Chief Executive Officer

(1)
On January 11, 2018, the Company announced that Ms. Aden would be stepping down as Chief Financial Officer of the Company on March 2, 2018, as further described below.

Chief Executive Officer Transition

Effective April 21, 2017, Jeffrey Kramer, PhD, was appointed as the Company's Chief Executive Officer and a director of the Company. From April 21, 2017 through May 5, 2017 (the "CEO Transition Date"), Dr. Kramer and Mr. Frédéric Villoutreix served as Co-Chief Executive Officers of the Company. In connection with his departure, the Company and Mr. Villoutreix entered into a letter of agreement governing Mr. Villoutreix's transition from his role as Chief Executive Officer and a consulting agreement governing Mr. Villoutreix's ongoing consulting services following the CEO Transition Date. Pursuant to the letter of agreement, Mr. Villoutreix resigned from his positions as Co-Chief Executive Officer and a member of the Board on the CEO Transition Date and, from the CEO Transition Date through February 28, 2018, Mr. Villoutreix served as a consultant to the Company. Please see the "CEO Compensation Arrangements" section below for a discussion of the compensation awarded to Dr. Kramer in connection with his appointment to the position of Chief Executive Officer and to Mr. Villoutreix pursuant to his letter of agreement.

Chief Financial Officer Transition

On January 11, 2018, the Company announced that Ms. Aden would be stepping down as the Company's Chief Financial Officer. Under the terms of her separation, Ms. Aden served as Co-Chief Financial Officer following her successor's commencement of employment and through March 2, 2018. On March 2, 2018, Ms. Aden resigned from her position as Co-Chief Financial Officer and, through April 27, 2018 or such other date on which she ceases providing services to the Company, Ms. Aden will serve as an employee of the Company. Please see the "CFO Compensation Arrangements" section below for a discussion of the compensation to be received by Ms. Aden in connection with her separation from the Company.

Pay for Performance

In 2017, key metrics were as follows, as compared to 2015 and 2016:

$ in millions, except per share amounts	2015	2016	2017

Net Sales	$764.1	$839.9	$982.1
Operating Profit from continuing operations before restructuring	$117.6	$131.6	$132.8
Operating Profit from continuing operations	$103.0	$106.1	$124.7
Net Income	$89.7	$82.8	$34.5
Net Income Per Share-Diluted	$2.94	$2.70	$1.12
Adjusted earnings per share	$3.51	$3.26	$3.18
Cash Provided by Operations	$144.7	$129.7	$131.0

Alignment with Stockholders

A significant percentage of the Named Executive Officers' total target compensation was incentive-based, delivered in the form of annual cash incentive awards and performance shares. The Committee believes that annual cash incentives and performance shares reward achievement of key drivers of stockholder value measurements, including earnings per share, EBITDA, net sales and operating profit. The following charts illustrate the mix of the targeted annual direct compensation for the current Chief Executive Officer and the average targeted annual direct compensation for the other Named Executive Officers other than Mr. Villoutreix and Mr. Nuñez, and the portion of that compensation that is performance-based and/or at-risk. For purposes of these charts, the percentage of targeted annual direct compensation was determined based on the annual base salary and target incentive opportunities applicable to the Named Executive Officers as of December 31, 2017. In light of Mr. Villoutreix's departure from the Company and in light of the fact that Mr. Nuñez did not participate in the Company's long-term incentive program in 2017, we have excluded them from these charts.

Market-Based Competitive Compensation Levels

During 2017, the Committee continued its philosophy of setting compensation within a range of the market median for each position, which experience has shown is the level at which the Company has been able to recruit and retain the level of talent that the Committee deems to be in the best interests of the Company and its stockholders. Compensation paid to the executive team is based on competitive market data developed annually by an independent compensation consultant retained by the Committee. For the 2017 analysis, the Committee retained Willis Towers Watson to serve as its independent compensation consultant. Willis Towers Watson has no other ties to management or business with the Company that the Committee believes could impair its ability to perform services for the Committee.

Compensation Analysis

The competitive compensation analysis prepared by Willis Towers Watson in October 2016 for evaluating 2017 compensation was intended to reflect the scope of an executive's responsibilities, experience in the position, and competitive market conditions. The October 2016 compensation analysis relied on published survey data and proxy statement data from a peer group of companies.

Published Survey Data

The main basis used for comparison in the October 2016 compensation analysis was the following published survey data compiled by Willis Towers Watson:

  •
  For U.S.-based Named Executive Officers – Willis Towers Watson's 2016 Compensation Database General Industry Executive Database; Willis Towers Watson's 2015 Survey Report on Top Management Compensation; and Mercer's 2016 Executive Benchmark Database

  •
  For the Named Executive Officer based in Luxembourg – Willis Towers Watson's 2015 Belgium Executive Compensation Database

The survey data is used for all Company executives as the primary tool for market comparisons as this source provides larger sample sizes and more direct matching between positions. All published survey data was aged to a common date of July 1, 2017 using an annual aging factor of 3.0% per year.

Proxy Statement Peer Group

The October 2016 compensation analysis also relied on proxy statement data from a peer group of 15 companies to supplement the survey data discussed above. The Committee believes that the Company's peer group should reflect the industries in which the Company potentially competes for business, executive talent and capital, as well as the Company's significant international operations.

The peer group used for evaluating 2017 compensation decisions consisted of the companies below. This is the same peer group that was used for evaluating 2016 compensation decisions, with the exception of (i) the removal of OM Group due to it being acquired and Platform Specialty Products

Corporation due to performance and (ii) the addition of Innophos Holdings due to comparability in revenue size and industry.

Peer Group	Revenues (in millions)*	Market Cap Monthly (in millions) (as of September 1, 2016)	International Business (~% of Total Revenues Outside of the U.S.)
AEP Industries	$1,141	$567	3%

Balchem Corporation	$552	$2,208	20%

Calgon Carbon	$535	$738	46%

Clearwater Paper Corporation	$1,752	$1,066	6%

Deluxe Corporation	$1,773	$3,323	4%

Innospec, Inc.	$1,012	$1,415	44%

Innophos Holdings	$789	$822	41%

KapStone Paper and Packaging Corporation	$2,789	$1,737	18%

Louisiana-Pacific Corporation	$1,893	$2,815	20%

Minerals Technologies	$1,798	$2,485	42%

Myers Industries	$602	$428	18%

Neenah Paper, Inc.	$888	$1,360	23%

OMNOVA Solutions Inc.	$838	$456	41%

PH Glatfelter Company	$1,667	$968	42%

Quaker Chemical Corporation	$738	$1,334	52%

75th Percentile	$1,763	$1,972	42%

Median	$1,012	$1,334	23%

25th Percentile	$763	$780	18%

Company**	$1,062	$1,216	59%

*
Data was compiled by Willis Towers Watson. The data generally represent revenue for the most recent fiscal year end available to Willis Towers Watson at the time Willis Towers Watson compiled the data in October 2016.

**
Data represents the Company's projected revenues (including joint ventures) for 2017 at the time Willis Towers Watson compiled the data in October 2016.

Included in the October 2016 compensation analysis was an overview of the peer group companies' performance compared to that of the Company for fiscal years 2013 through 2015, based on these companies' public filings. The median of the peer group's 3-year average return on capital was 7%. In comparison, the Company's 3-year average return on capital was 9%, falling within the 64% of the peer group.

The Committee considers 2017 target total direct compensation to be competitive if it falls with +/– 20% of the market median. The analysis evaluates the following components:

  •
  base salary;

  •
  annual incentive bonus (assuming attainment of the target objective level, as a percentage of base salary);

  •
  target total cash compensation (base salary plus target level annual incentive);

  •
  long-term incentive compensation (assuming attainment of the target objective level); and

  •
  target total direct compensation, which is the sum of base salary plus annual incentive plus long-term incentive compensation at the target levels.

In addition, the Committee, in consultation with Willis Towers Watson, considered the total target direct compensation of this same peer group in connection with the commencement of the employment of Dr. Jeffrey Kramer and in connection with the promotion of Mr. Nuñez to the position of SVP, General Counsel and Secretary.

Elements of the 2017 Executive Compensation Program

The table below lists the material elements of the Company's 2017 executive compensation program for the Company's Named Executive Officers. The Committee believes that the design of the Company's executive compensation program balances fixed and variable compensation elements, provides alignment with the Company's short and long-term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests.

Compensation Element	Method for Establishing its Value	Why We Pay this Element	Who Establishes Objectives and Participation

Base Salary	• Subjective evaluation of roles and responsibilities, experience, individual performance and market data.	• Establish a pay foundation at competitive levels to attract and retain talented executives.

•

Annually, Chief Executive Officer recommended and the Committee approved for all Named Executive Officers other than Chief Executive Officer. Chief Executive Officer's base salary approved annually by the Committee.

Annual Incentive	• Annual incentive opportunity is based on a percentage of base salary. • Attainment is performance-based and measured over a year.

•

Motivate and reward executives for performance related to key financial performance metrics over the year.

•

Hold executives accountable, with payouts varying from target based on actual performance against pre-established and communicated performance goals.

•

Chief Executive Officer recommended and the Committee approved: (i) Named Executive Officer performance targets; (ii) performance objectives; and (iii) performance against performance objectives at year end. Committee approved Chief Executive Officer performance targets, performance objectives and performance against performance objectives at year end.

Long-Term Incentives – Performance Shares and Service-Based Restricted Stock

•

Long-term incentive opportunities based on a percentage of base salary.

•

Number of performance shares awarded is determined based on achievement of a performance goal measured over a one-year performance period, with fluctuations in the value of the award based upon stock price performance during post-performance vesting period.

•

Value of restricted stock is determined based on stock price fluctuation during vesting period.

•

Align the interests of executives with those of the Company's stockholders by focusing the executives on the Company's financial performance over the one-year performance period.

•

Competitive with market practices in order to attract and retain top executive talent.

•

Chief Executive Officer recommended target grant levels and performance objectives for each Named Executive Officer and the Committee approved (i) performance objectives and (ii) evaluation of performance against objectives. The Committee approved Chief Executive Officer target grant levels and evaluation of performance against objectives.

Base Salary

In November 2016, based on the compensation analysis performed by Willis Towers Watson as well as individual performance, the Committee approved the 2017 annual base salaries for the then-serving Named Executive Officers. In connection with the commencement of Dr. Kramer's employment with the Company, the Committee, in consultation with Willis Towers Watson, established Dr. Kramer's initial base salary level after considering market practices and the compensation received from Dr. Kramer's former employer. In connection with Mr. Nuñez's promotion to the position of SVP, General Counsel and Secretary, the Committee established Mr. Nuñez's base salary level, effective September 1, 2017, after considering market practices as reported by Willis Towers Watson.

The following table shows the annual base salary for each Named Executive Officer for 2017 and, where applicable, 2016:

Name	2017 Annual Base Salary	2016 Annual Base Salary

Jeffrey Kramer, PhD	$650,000	N/A
Allison Aden	$457,600	$440,000
Michel Fievez	$468,927(1)	$397,284(1)
Daniel Lister	$433,500	$425,000
Ricardo Nuñez	$400,000(2)	N/A(2)
Frédéric P. Villoutreix	$861,000	$827,502

(1)
Mr. Fievez's compensation is paid in Euros, and his 2016 base salary was converted at the December 31, 2016 exchange rate of 1.0568 Euros to the U.S. dollar, and his 2017 base salary was converted at the December 31, 2017 exchange rate of 1.1994 Euros to the U.S. dollar.
(2)
Mr. Nuñez's 2017 base salary represents his annual base salary effective September 1, 2017. Mr. Nuñez served as General Counsel on a contract basis prior to September 1, 2017.

2017 Annual Incentive Program

Each year, Named Executive Officers are provided with a cash-based award opportunity that may be earned if performance objectives are achieved over a fiscal year period. Annual incentive compensation is intended to reward the performance of executive officers based on the attainment of the Company's objectives. The 2017 target annual incentive opportunities for the continuing Named Executive Officers remained at the same levels that were established for 2016. Dr. Kramer's target annual incentive opportunity was established when he joined the Company after considering market practices as reported by Willis Towers Watson and the compensation received from Dr. Kramer's former employer, with any payout to be prorated to reflect his April 2017 start date. Mr. Nuñez's target annual incentive opportunity was established in connection with his promotion to the position of SVP, General Counsel and Secretary after considering market practices as reported by Willis Towers Watson and based on a review of internal pay equity.

If the maximum performance goals are achieved, each Named Executive Officer was eligible to receive a payout equal to two times his or her target opportunity.

The following table sets forth the 2017 target annual incentive opportunities for each of the Named Executive Officers, expressed (i) as a percentage of 2017 base salary and (ii) in dollars.

Name	Target as % of Salary	2017 Target Award Opportunity

Jeffrey Kramer, PhD(1)	100%	$454,110
Allison Aden	70%	$320,320
Michel Fievez	60%	$281,356
Daniel Lister	60%	$260,100
Ricardo Nuñez(2)	60%	$194,322
Frédéric P. Villoutreix(3)	100%	$861,000

(1)
Dr. Kramer's annual incentive target for the year was prorated to reflect his April 2017 employment commencement with the Company.
(2)
Prior to his promotion to SVP, General Counsel and Secretary, Mr. Nuñez's target annual incentive opportunity was 45% of base salary and was increased to 60% upon his promotion. The dollar amount reported in this table represents Mr. Nuñez's prorated award opportunity for the year.
(3)
In connection with Mr. Villoutreix's separation from the Company, Mr. Villoutreix forfeited his 2017 annual incentive payment. In consideration of Mr. Villoutreix's execution of a letter of agreement with the Company, he received a separate lump sum cash payment in lieu of his 2017 annual incentive payment, as described below under "Potential Payments upon Termination or Change of Control."

Each year, objectives are established to measure corporate, business unit and individual performance, with the 2017 individual award component for Named Executive Officers not exceeding 30% of the total award opportunity. The Committee-approved corporate and business unit objectives, as applicable, for the Named Executive Officers are set out below, with the weighting of each component of the Named Executive Officers' annual incentive opportunity reflecting their differing responsibilities and opportunities to affect business outcomes. These objectives were selected because they were deemed by the Committee to be the primary drivers for delivering increased stockholder value. The performance objectives were established after considering economic conditions affecting the legacy tobacco related business, expenses of integrating recently acquired film and filtration businesses, the Company's prior year performance, as well as the Company's internal long-term operating plan. All 2017 corporate and business unit objectives exclude the impact of impairment and restructuring charges, purchase price amortization and currency fluctuations.

As described above, in connection with stockholder engagement efforts, the Committee determined in November 2017 to eliminate individual performance objectives for the Named Executive Officers in

2018 in order to further align the interests of the Named Executive Officers with the achievement of Company and business unit goals.

Name	Corporate	Business Unit	Individual

Jeffrey Kramer, PhD	80%	—	20%
Allison Aden	70%	—	30%
Michel Fievez(1)	35%	35%	30%
Daniel Lister(1)	35%	35%	30%
Ricardo Nuñez	70%	—	30%
Frédéric P. Villoutreix	80%	—	20%

(1)
Messrs. Fievez and Lister were each allocated 35% of their annual incentive opportunity to the achievement of goals relating to their business units of Engineered Papers and Advanced Materials & Structures, respectively.

The following table sets forth the financial performance metrics applicable to the Named Executive Officers during 2017:

	2017 Objectives

MEASUREMENT METRICS	Threshold	Target (100%)	Outstanding	Maximum	Results

Corporate Metric
100% Adjusted earnings per share(1)	$2.96	$3.15	$3.24	$3.34	$3.19

Engineered Papers(2)
50% Net Sales (in millions)	$521.7	$543.4	$565.1	$586.9	$543.3
50% Operating Profit (in millions)	$110.1	$114.7	$119.3	$123.9	$118.8

Advanced Materials & Structures(3)
50% Net Sales (in millions)	$418.8	$445.5	$458.9	$472.2	$433.2
50% Operating Profit (in millions)	$73.8	$78.6	$80.9	$83.3	$75.6

(1)
Earnings per share is diluted earnings per share from continuing operations at the consolidated level, adjusted to reflect items included in the Company's approved budget and to the extent not reflected in such budget, it excludes restructuring related expenses and charges, purchase price accounting adjustments, transaction expenses, the impact of future stock buybacks, unusual and non-recurring items determined in accordance with U.S. generally accepted accounting principles and other adjustments consistent with the Company's past practice and calculated using actual foreign exchange rates, adjusted to budget.

(2)
Performance goals were adjusted from the goals established by the Committee at the beginning of the year, to reflect the consolidation of Advanced Fiber & Materials under Engineered Papers, calculated using actual foreign exchange rates, adjusted to budget.
(3)
Includes DelStar, Argotec, Conwed and AMS Corp., excludes purchase price accounting adjustments, and calculated using actual foreign exchange rates, adjusted to budget.

As noted above, for 2017, up to 30% of the total award opportunity is allocated to an individual component, with a maximum of six individual performance goals. The Committee had a practice of incorporating an individual component to facilitate differentiation based on individual performance with respect to performance goals specifically related to the Named Executive Officer's job function. In making its assessment of performance for 2017, the Committee considered the recommendations of the Chief Executive Officer based on his review of the performance of each Named Executive Officer against the individual performance objectives.

Actual performance achieved in 2017 against the Corporate adjusted earnings per share metric, stated as a percentage of the target objective, was 121.2%. Actual performance achieved in 2017 against the Engineered Papers business unit for the Net Sales metric was 99.8% and for the Operating Profit metric was 144.4%. Actual performance achieved in 2017 against the Advanced Materials & Structure business unit for the Net Sales metric was 77.0% and for the Operating Profit metric was 68.5%. The following table summarizes the 2017 annual incentive payouts received by each Named Executive Officer.

Name	Target Bonus (% of Base Salary)	Target Bonus Award Opportunity ($)	Final Bonus ($)	Final Bonus as a % of Target

Jeffrey Kramer, PhD(1)	100%	$454,110	$556,199	122%
Allison Aden	70%	$320,320	$386,994	121%
Michel Fievez(2)	60%	$281,356	$327,322	116%
Daniel Lister	60%	$260,100	$259,241	100%
Ricardo Nuñez(3)	60%	$194,322	$258,816	133%
Frédéric P. Villoutreix(4)	100%	$861,000	$0	0%

(1)
Dr. Kramer's 2017 incentive payout was prorated in connection with his joining the Company in April 2017.
(2)
These amounts for Mr. Fievez were converted at the December 31, 2017 exchange rate of 1.1994 Euros to the U.S. dollar.
(3)
Mr. Nuñez's 2017 incentive payout was prorated to reflect his target opportunity of 45% of base salary prior to his promotion to SVP, General Counsel and Secretary, at which time his target opportunity was increased to 60% of base salary.
(4)
In connection with Mr. Villoutreix's separation from the Company, Mr. Villoutreix forfeited his 2017 annual incentive payout. In consideration of Mr. Villoutreix's execution of a letter of agreement with the Company, he received a separate lump sum cash payment in lieu of his 2017 annual incentive payment, as described below under "Potential Payments upon Termination or Change of Control."

2017 Long-Term Incentive Compensation

In February 2017, the Committee granted Mr. Villoutreix and the then-serving Named Executive Officers long-term incentive award opportunities for the 2017 performance cycle under the Company's 2015 Long-Term Incentive Plan (the "2015 LTIP"). Once the long-term incentive award opportunity was set for each Named Executive Officer, the grant value was allocated 65% to performance shares and

35% to service-based restricted stock. The Committee believes that this design supports the Company's pay-for-performance philosophy by tying a majority of the long-term incentive award to the achievement of a pre-established performance goal that supports the Company's operating and strategic plan.

The target opportunity for the 2017 performance cycle was equal to 240% of base salary for Mr. Villoutreix and ranged from 60% – 115% for the other then-serving Named Executive Officers. The target opportunities, as a percentage of base salary, for the then-serving Named Executive Officers remained the same as the levels established in 2016. Dr. Kramer's long-term incentive award target opportunity was established when he joined the Company at 200% of base salary, with his 2017 long-term incentive awards prorated to reflect his April 2017 start date. Dr. Kramer's long-term incentive opportunity was determined after considering market practices as reported by Willis Towers Watson, the compensation previously awarded by the Company to Dr. Kramer's predecessor and the compensation received from Dr. Kramer's former employer. Mr. Nuñez did not participate in the 2017 performance cycle.

The table below sets forth the target award value, as of the date of grant, of the long-term incentive award received by each eligible Named Executive Officer under our 2017 long-term incentive program, which was delivered 65% in performance shares and 35% in service-based restricted stock:

Name	Amount

Jeffrey Kramer, PhD	$903,214
Allison Aden	$504,902
Michel Fievez(1)	$237,842
Daniel Lister	$249,546
Frédéric P. Villoutreix(2)	$1,982,490

(1)
Mr. Fievez's target opportunity under our 2017 long-term incentive program was established based upon his salary at the December 31, 2016 exchange rate of 1.0568 Euros to the U.S. dollar.
(2)
In connection with his separation from the Company, Mr. Villoutreix forfeited his 2017 performance share award. In consideration of Mr. Villoutreix's execution of a letter of agreement with the Company, he received a separate lump sum cash payment in lieu of his 2017 performance share award, as described below under "Potential Payments upon Termination or Change of Control."

Performance Shares

The 2015 LTIP provides opportunities to earn performance shares based on achievement of performance objectives. As with annual incentive compensation, objectives for 2017 were established based on the Company's prior year performance and the Company's internal operating and strategic plan. The Committee also reviewed payout information for the last five years. Additionally, to encourage retention, any performance shares earned during the performance cycle vest one year following Committee certification of the achievement of the performance objective, rather than immediately at the end of the performance cycle. As noted above, beginning with the 2018 performance share awards, half of the awards will vest two years following Committee certification, thereby subjecting a portion of the award to two full years of stock price fluctuation and further serving as a retention device over the two-year vesting period. As set forth in the table below, the vesting of the 2017 performance shares for eligible Named Executive Officers was based on the achievement of adjusted EBITDA.

	2017

	Threshold 25%	Target 100%	Outstanding 150%	Maximum 200%	Actual

Adjusted EBITDA ($ millions)(1)	$190.8	$203.0	$209.1	$215.2	$202.0

(1)
Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation and amortization, adjusted to exclude restructuring related expenses, purchase price accounting adjustments, acquisition and merger-related transaction and integration costs and unusual and non-reoccurring items as determined in accordance with GAAP. Targets are stated and results are measured against the budgeted exchange rate.

Based on the Company's 2017 adjusted EBITDA performance, the Committee approved achievement at 93.8% of target. As a result, in February 2018, the eligible Named Executive Officers will be eligible to receive the performance shares in the amounts set forth in the table below, subject to their continued employment through February 2019.

Name	Target Number of Performance Shares	Earned Performance Shares

Jeffrey Kramer, PhD(1)	13,549	12,709
Allison Aden	7,851	7,364
Michel Fievez	3,698	3,469
Daniel Lister	3,880	3,640
Frédéric P. Villoutreix(2)	30,828	0

(1)
Dr. Kramer's 2017 target number of performance shares was prorated in connection with his joining the Company in April 2017.
(2)
In connection with his separation from the Company, Mr. Villoutreix forfeited his 2017 performance share award. In consideration of Mr. Villoutreix's execution of a letter of agreement with the Company, he received a separate lump sum cash payment in lieu of his 2017 performance share award, as described below under "Potential Payments upon Termination or Change of Control."

Service-Based Restricted Stock

In addition, pursuant to the service-based component of the 2017 award opportunity, in February 2017, the then-serving Named Executive Officers were granted shares of restricted stock with respect to 35% of the 2017 annual equity awards, as set forth in the table below. One half of the shares vested in February 2018, and subject to continued employment with the Company, the remaining half will vest in February 2019. In connection with Mr. Nuñez's promotion to the position of SVP, General Counsel and Secretary, Mr. Nuñez received a grant of 5,000 shares of restricted stock vesting on September 30, 2021, subject to his continued employment with the Company through the vesting date.

Name	Number of Shares of Restricted Stock

Jeffrey Kramer, PhD(1)	11,796
Allison Aden	4,228
Michel Fievez	1,992
Daniel Lister	2,090
Ricardo Nuñez(2)	5,000
Frédéric P. Villoutreix(3)	16,600

(1)
Dr. Kramer's award was granted to him when he commenced employment with the Company in April 2017 and consists of a new hire grant of 4,500 shares of restricted stock and his annual 2017 restricted stock grant of 7,296.
(2)
Mr. Nuñez's award was granted to him, effective October 1, 2017, in connection with his promotion to SVP, General Counsel and Secretary.
(3)
In connection with Mr. Villoutreix's separation from the Company, Mr. Villoutreix forfeited his 2017 service-based restricted stock award. In consideration of Mr. Villoutreix's execution of a letter of agreement with the Company, he received a separate lump sum cash payment in lieu of his 2017 service-based restricted stock award, as described below under "Potential Payments upon Termination or Change of Control."

CEO Compensation Arrangements

Compensation for Dr. Kramer

In connection with Dr. Kramer's appointment as Chief Executive Officer, Dr. Kramer and the Company entered into an offer letter setting forth the initial terms of his employment, dated March 28, 2017. Pursuant to the offer letter, Dr. Kramer receives an annual base salary of $650,000, and received a sign-on bonus of $290,000, which was subject to the condition that Dr. Kramer's previous employer fail to pay his 2016 annual cash incentive based on his resignation to accept employment at the Company. Because Dr. Kramer's previous employer paid him a portion of his 2016 annual cash incentive, the Company paid Dr. Kramer the difference of $157,000 as his sign-on bonus. Dr. Kramer's sign-on bonus is subject to repayment on a pro-rata basis for certain terminations of employment prior to the four-year anniversary of his start date. Additionally, on April 21, 2017, Dr. Kramer received a sign-on grant of 4,500 shares of restricted stock, 2,250 of which will vest on the one-year anniversary of his start date and 2,250 of which will vest on the four-year anniversary of his start date, subject to his continued employment with the Company through the applicable vesting date. The Committee and Board approved Dr. Kramer's compensation package after consulting with Willis Towers Watson and considering market practices and the compensation received from Dr. Kramer's former employer.

Transition Compensation for Mr. Villoutreix

In connection with Mr. Villoutreix's departure from the Company, the Company and Mr. Villoutreix entered into a letter of agreement and consulting agreement. Under the letter of agreement, Mr. Villoutreix agreed to comply with certain non-competition and non-solicitation obligations and other restrictive covenants during the time he performed services for or on behalf of the Company pursuant to the letter of agreement and consulting agreement. Please see the discussion below under "Potential Payments upon Termination or Change of Control" for information regarding the amounts to be paid to Mr. Villoutreix under the terms of these agreements.

CFO Compensation Arrangements

In connection with Ms. Aden's separation from the Company, the Company and Ms. Aden entered into a separation agreement. Under the separation agreement, Ms. Aden agreed to comply with certain non-competition and non-solicitation obligations and other restrictive covenants during the time she is performing services for or on behalf of the Company pursuant to the separation agreement. In addition, Ms. Aden agreed to certain ongoing cooperation obligations and to provide certain releases and waivers as contained in the separation agreement. Please see the discussion below under "Potential Payments upon Termination or Change of Control" for information regarding the amounts to be paid to Ms. Aden under the terms of the separation agreement.

General Counsel Compensation Arrangements

In connection with Mr. Nuñez's appointment as SVP, General Counsel and Secretary, Mr. Nuñez and the Company entered into an offer letter setting forth his initial compensation in such role. Pursuant to the offer letter, effective September 1, 2017, Mr. Nuñez will receive an annual base salary of $400,000 and an annual incentive opportunity of 60% of base salary. Additionally, on October 1, 2017, Mr. Nuñez received a sign-on grant of 5,000 shares of restricted stock which will vest on September 30, 2021, subject to his continued employment with the Company through the vesting date. In addition, Mr. Nuñez became eligible to participate in the 2015 LTIP, effective January 1, 2018, with a target award opportunity of 60%. The Committee approved Mr. Nuñez's compensation package after consulting with Willis Towers Watson and considering market practices.

Compensation Approval Process

Each year in the fall, the then-serving Chief Executive Officer meets with the Committee and Willis Towers Watson, the Committee's independent consultant, to review the annual competitive compensation analysis. During the year, Willis Towers Watson also provides advice to the Committee regarding the composition of the compensation peer group and performs a competitive analysis of the Company's compensation practices compared to the peer group. At the Committee Chair's discretion, she may meet separately with the independent compensation consultant. Based on this meeting and any follow-up work identified at that time, an executive compensation proposal is prepared and provided to the full Committee in November for its review. At the November meeting, the Committee discusses the executive compensation program, evaluates whether the elements of compensation for officers and key employees are competitive, and approves the officers' base salaries for the upcoming year. The Committee meets again in February to approve annual incentive targets, equity incentive plan targets, performance level objectives for the upcoming year, and the prior year's performance and incentive compensation payouts.

On an annual basis, the Committee reviews the risks associated with the Company's executive compensation program and whether the program was reasonably likely to have a material adverse effect on the Company. The Committee concluded that the program design, metrics and objectives, taken as a whole and considered within the other financial control and approval processes in place at the Company, were not reasonably likely to have a material adverse effect on the Company.

At the Board's meeting in February, the Committee generally provides a report on its anticipated actions on executive compensation for the upcoming year as well as its estimate of payouts under the incentive compensation award opportunities for the just-completed year. The Committee also periodically reports to the Board regarding any targeted equity grants made during the year outside the equity opportunity provided by the incentive compensation plan awards. The Board also discusses the current and upcoming year compensation for the Chief Executive Officer in the non-management directors meeting. When audited financial results are available, or known, the Committee completes its evaluation of the performance attained against objectives and the Committee approves the final award payments.

 COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the "Compensation Discussion & Analysis" with management.

Based on the review and discussions, the Committee recommended to the Board that the "Compensation Discussion & Analysis" be included in the Company's 2018 Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)
Claire L. Arnold (Chair) William A. Finn Anderson D. Warlick
  (1)
  Dr. Kimberly E. Ritrievi joined the Compensation Committee on March 1, 2018, but she did not participate in any discussions regarding the matters discussed in this report.

2017 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of each individual who served as our Chief Executive Officer during 2017, our Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities as of December 31, 2017.

Name and principal position (a)	Year (b)	Salary($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)	Non- Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value And Non- qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total($) (j)

Jeffrey Kramer, PhD	2017	$454,110	$157,000	$1,098,199	—	$556,199	—	$387,695	$2,653,202
Chief Executive Officer(3)
Allison Aden	2017	$457,600	—	$504,902	—	$386,994	—	$92,795	$1,442,291
EVP, Finance and CFO(4)	2016	$440,000	—	$382,612	—	$383,005	—	$43,208	$1,248,825
	2015	$73,333	—	$82,420	—	—	—	$492	$156,245
Michel Fievez	2017	$468,927	—	$237,842	—	$327,322	$6,201	$139,599	$1,179,891
EVP, Engineered Papers(5)	2016	$397,284	—	$185,335	—	$329,371	$10,029	$470,198	$1,392,217
	2015	$372,294	$39,954	$251,968	—	$389,678	$6,201	$157,826	$1,217,921
Daniel Lister	2017	$433,500	$16,000	$249,546	—	$259,241	—	$41,625	$999,912
EVP, Advanced	2016	$202,692	$16,000	$105,712	—	$125,418	—	$25,628	$475,451
Materials & Structures(6)
Ricardo Nuñez	2017	$387,868	—	$209,950	—	$258,816	—	$19,218	$875,852
SVP, General Counsel and Secretary(7)
Frédéric P. Villoutreix	2017	$307,470	—	$1,982,490	—	—	—	$2,136,919	$4,426,880
Former Chief Executive	2016	$827,502	—	$1,501,758	—	$1,082,725	—	$226,941	$3,638,926
Officer(8)	2015	$803,400	—	$1,785,220	—	$1,365,050	—	$136,812	$4,090,482

(1)
The amounts reported in this column for 2017 represent the performance share awards and restricted stock awards that were awarded as part of the 2017 annual equity grants valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"). As discussed above in the "Compensation Discussion & Analysis", the 2017 amounts for Dr. Kramer include a sign-on award of 4,500 shares of time-based restricted stock granted under the Company's 2015 LTIP in April 2017, and the 2017 amounts for Mr. Nuñez represent a promotion award of 5,000 shares of time-based restricted stock granted under the Company's LTIP effective October 1, 2017. The amounts otherwise included in this column for the performance share awards are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. Assuming the highest level of performance would have been achieved for the performance shares, the maximum value of these awards at the grant date would be as follows: Dr. Kramer $1,490,307; Ms. Aden $833,022; Mr. Fievez $392,426; Mr. Lister $411,730; and Mr. Villoutreix $2,577,179. Mr. Nuñez did not receive a performance share award in 2017. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.

(2)
The amounts reported in this column for 2017 represent annual incentive awards earned based on 2017 performance. Please see the "Compensation Discussion & Analysis" for further information regarding the 2017 annual incentive program. In connection with Mr. Villoutreix's separation from the Company, Mr. Villoutreix forfeited his 2017 annual incentive payment, which is reported in the "All Other Compensation" column.

(3)
Dr. Kramer joined the Company on April 21, 2017. The amount reported for 2017 in column (d) for Dr. Kramer represents a sign-on bonus of $157,000, which was subject to the condition that Dr. Kramer's previous employer fail to pay his 2016 annual cash incentive based on his resignation to accept employment at the Company. Dr. Kramer's sign-on bonus is subject to claw back on a pro-rata basis upon certain termination of employment events prior to April 21, 2021. The amount reported for 2017 in column (i) for Dr. Kramer consists of relocation expenses which include: (a) $37,974 for temporary lodging, (b) $100,000 as a benefit related to the sale of Dr. Kramer's house, (c) $76,522 for tax gross-ups, (d) $76,860 for closing costs and real-estate fees, (e) $32,917 in household goods moving expenses and (f) a $16,000 one-time relocation assistance allowance; (ii) $29,610 in Company contributions to the Company's Deferred Compensation Plan; (iii) $14,981 in dividends on unvested restricted stock awards; and (iv) $2,831 in Company-paid life and disability insurance premiums. The amounts included with respect to the relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Dr. Kramer, as applicable. Pursuant to the Company's relocation expense reimbursement agreement with Dr. Kramer, if Dr. Kramer leaves the Company within eighteen months of the commencement of his employment, Dr. Kramer will be required to reimburse the Company for any reimbursed relocation expenses.

(4)
The amount reported for 2017 in column (i) for Ms. Aden consists of (a) $36,196 in Company contributions to the Company's Deferred Compensation Plan, (b) $40,016 in dividends on unvested restricted stock awards, (c) $10,800 in 401(k) savings plan matching contributions and (d) $5,783 in Company-paid life and disability insurance premiums.

(5)
Mr. Fievez's compensation was paid in Euros and has been converted at the December 31, 2017 exchange rate of 1.1994 Euros to the U.S. dollar for 2017, December 31, 2016 exchange rate of 1.0568 Euros to the U.S. dollar for 2016 and December 31, 2015 exchange rate of 1.0867 Euros to the U.S. dollar for 2015 compensation. The amount reported for 2017 in column (i) for Mr. Fievez consists of (a) $25,867 in dividends on unvested restricted stock awards, (b) $7,388 in Company-paid life and disability insurance premiums, (c) $20,211 in Luxembourg holiday pay, (d) $13,950 representing the lease and insurance expense associated with a Company provided car, (e) $5,397 in tax preparation services, (f) $11,506 in contributions to his Luxembourg Pension, (g) $34,003 in a housing allowance and (h) $21,277 in a goods and services allowance. Effective 2016, the amount reported in the Change in Pension and Non-qualified Deferred Compensation Earnings represents the change in accumulated benefits under the Luxembourg Pension Plan and a French Pension Plan. The amounts included with respect to Mr. Fievez's allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to Mr. Fievez.

(6)
The amount reported for 2017 in column (i) for Mr. Lister consists of (a) $10,821 in dividends on unvested restricted stock awards, (b) $4,724 in Company-paid life and disability insurance premiums and (c) $26,080 in relocation expenses. The amounts included with respect to the relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. Lister, as applicable.

(7)
The amount reported for 2017 in column (i) for Mr. Nuñez consists of (a) $3,692 in 401(k) savings plan matching contributions, (b) $766 in Company-paid life and disability insurance premiums, (c) $2,150 in dividends on unvested restricted stock awards and (d) $12,610 as a transportation allowance.

(8)
Mr. Villoutreix stepped down as Chief Executive Officer on May 5, 2017 and remained in a consulting role with the Company through February 28, 2018. The amount reported for 2017 in column (i) for Mr. Villoutreix consists of (a) $35,738 in dividends on unvested restricted stock awards, (b) $10,800 in 401(k) savings plan matching contributions, (c) $3,639 in Company-paid life and disability insurance premiums, (e) $216,587 representing consulting fees for his consulting services to the Company from May 5, 2017 through December 31, 2017, (f) a lump sum payment of $850,000 in exchange for his agreement to comply with extended restrictive covenant agreements and (g) $1,020,155 representing a lump sum payment for a prorated portion of Mr. Villoutreix's 2017 annual equity awards and Mr. Villoutreix's annual incentive for 2017, which he forfeited in connection with his separation. Please see the "Compensation Discussion and Analysis – Transition Compensation for Mr. Villoutreix" and the "Potential Payments upon Termination or Change of Control" for further information regarding the terms of Mr. Villoutreix's separation.

 2017 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our Named Executive Officers in 2017.

									All Other	Grant
									Stock	Date
									Awards:	Fair Value
	Grant		Estimated Future Payouts			Estimated Future Payouts			Number of	of Stock
Name	Date	Approval	Under Non-Equity Incentive			Under Equity Incentive			Shares of	Awards
(a)	(b)	Date	Plan Awards(1)			Plan Awards(2)			Stocks or	($)(k)(4)

			Threshold ($)(d)	Target ($) (e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)	Units (#)(j)(3)

Jeffrey Kramer, PhD	N/A	N/A	$249,760	$454,110	$908,220	—	—	—	—	—
	4/21/17	3/16/17	—	—	—	3,387	13,549	34,394	—	$587,078
	4/21/17	3/16/17	—	—	—	—	—	—	7,296	$316,136
	4/21/17	3/16/17	—	—	—	—	—	—	4,500	$194,985
Allison Aden	N/A	N/A	$184,184	$320,320	$640,640	—	—	—	—	—
	2/23/17	2/23/17	—	—	—	1,963	7,851	19,929	—	$328,172
	2/23/17	2/23/17	—	—	—	—	—	—	4,228	$176,730
Michel Fievez	N/A	N/A	$142,085	$281,356	$562,712	—	—	—	—	—
	2/23/17	2/23/17	—	—	—	925	3,698	9,388	—	$154,576
	2/23/17	2/23/17	—	—	—	—	—	—	1,992	$83,266
Daniel Lister	N/A	N/A	$131,351	$260,100	$520,200	—	—	—	—	—
	2/23/17	2/23/17	—	—	—	970	3,880	9,850	—	$162,184
	2/23/17	2/23/17	—	—	—	—	—	—	2,090	$87,362
Ricardo Nuñez	N/A	N/A	$120,375	$194,322	$388,644	—	—	—	—	—
	10/1/17	9/8/17	—	—	—	—	—	—	5,000	$209,950
Frédéric P. Villoutreix	N/A	N/A	$473,550	$861,000	$1,722,000	—	—	—	—	—
	2/23/17	2/23/17	—	—	—	7,707	30,828	78,255	—	$1,288,610
	2/23/17	2/23/17	—	—	—	—	—	—	16,600	$693,880

(1)
These amounts consist of the threshold, target and maximum cash award levels under the 2017 annual incentive program. The amount actually earned by each Named Executive Officer is included in the Non-Equity Incentive Plan Compensation column in the 2017 Summary Compensation Table. Please see "Compensation Discussion & Analysis" for further information regarding the 2017 annual incentive awards. Additionally, as discussed below in "Potential Payments upon Termination or Change of Control," Mr. Villoutreix received a lump sum payment in lieu of his 2017 annual incentive award in consideration of Mr. Villoutreix's execution of a letter of agreement with the Company.

(2)
These amounts represent the threshold, target and maximum performance shares that could have been earned during the 2017 performance cycle under the Company's 2015 LTIP. These performance shares were earned based on the Company's adjusted EBITDA performance and will vest one year after the date on which the Committee certifies the adjusted EBITDA achievement level, subject to the Named Executive Officer's continued employment through such date. As discussed below in "Potential Payments upon Termination or Change of Control," Mr. Villoutreix received a lump sum payment in lieu of his 2017 performance share award in consideration of Mr. Villoutreix's execution of a letter of agreement with the Company.

(3)
For each award reported in this column other than Dr. Kramer's grant of 4,500 shares of restricted stock and Mr. Nuñez's grant of 5,000 shares of restricted stock, these amounts represent shares of time-based restricted stock granted pursuant to the long-term incentive award opportunities under the Company's 2015 LTIP, which will vest 50% in February 2018 and 50% in February 2019. In addition, the amount for Dr. Kramer includes a grant of 4,500 shares of time-based restricted stock under the Company's 2015 LTIP, of which 2,250 will vest in April 2018 and 2,250 will vest in April 2021, in each case, subject to Dr. Kramer's continued employment through the respective vesting date. The amount for Mr. Nuñez represents a grant of 5,000 shares of time-based restricted stock under the Company's 2015 LTIP that will vest in September 2021, subject to Mr. Nuñez's continued employment through the vesting date. As discussed below in the "Potential Payments upon Termination or Change of Control," Mr. Villoutreix received a lump sum payment in lieu of his 2017 restricted stock award in consideration of Mr. Villoutreix's execution of a letter of agreement with the Company.

(4)
The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the performance shares, are based upon the probable outcome of the applicable performance conditions. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in calculating the amounts.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

The following table provides information regarding unvested stock awards held by each of the Named Executive Officers as of December 31, 2017.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Jeffrey Kramer, PhD	24,505(1)	$1,111,547
Allison Aden	31,529(2)	$1,430,155
Michel Fievez	14,143(3)	$641,526
Daniel Lister	10,043(4)	$455,550
Ricardo Nuñez	5,000(5)	$226,800
Frédéric P. Villoutreix	68,491(6)	$3,106,752

(1)
Includes 7,296 shares (3,648 of which vested on February 22, 2018 and 3,648 of which will vest on February 22, 2019), 4,500 shares (2,250 of which will vest on April 21, 2018 and 2,250 of which will vest on April 21, 2021) and 12,709 performance shares earned based on 2017 performance (which will vest on February 28, 2019), in each case subject to the Named Executive Officer's continued employment through the applicable vesting date.

(2)
Includes 15,331 shares earned based on the achievement of performance objectives which vested on February 24, 2018, 2,000 shares that will vest on a prorated basis on Ms. Aden's separation date, 2,119 shares which vested on February 24, 2018 and 4,228 shares (2,114 of which vested on February 22, 2018, 2,114 of which would have vested on February 22, 2019 but will be forfeited pursuant to the separation agreement between Ms. Aden and the Company) and 7,364 performance shares earned based on 2017 performance (which will vest on Ms. Aden's separation date), in each case subject to the Named Executive Officer's continued employment through the applicable vesting date.

(3)
Includes 7,427 shares earned based on the achievement of performance objectives which vested on February 24, 2018, 1,026 shares which vested on February 24, 2018, 1,992 shares (996 of which vested on February 22, 2018 and 996 of which will vest on February 22, 2019) and 3,469 performance shares earned based on 2017 performance (which will vest on February 28, 2019), in each case subject to the Named Executive Officer's continued employment through the applicable vesting date.

(4)
Includes 3,789 shares earned based on the achievement of performance objectives which vested on February 24, 2018, 524 shares which vested on February 24, 2018, 2,090 shares (1,045 of which vested on February 22, 2018 and 1,045 of which will vest on February 22, 2019) and 3,640 performance shares earned based on 2017 performance (which will vest on February 28, 2019), subject to the Named Executive Officer's continued employment through the applicable vesting date.

(5)
Represents 5,000 shares which will vest on September 30, 2021, subject to the Named Executive Officer's continued employment through the vesting date.

(6)
Includes 60,174 shares earned based on the achievement of performance objectives which vested on February 24, 2018 and 8,317 shares which vested on February 24, 2018. In connection with Mr. Villoutreix's separation from the Company, he forfeited his other outstanding equity awards.

(7)
Value calculated using the December 29, 2017 closing share price of $45.36.

 2017 STOCK VESTED TABLE

The following table provides information concerning each vesting of stock during 2017 for each of the Named Executive Officers.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey Kramer, PhD	—	—
Allison Aden	2,119	$88,002
Michel Fievez	7,581	$315,298
Daniel Lister	524	$21,762
Ricardo Nuñez	—	—
Frédéric P. Villoutreix	44,870	$1,866,010

2017 PENSION BENEFITS

The following table provides information regarding Mr. Fievez's pension benefits under the Luxembourg pension plan and the SWM-France defined contribution retirement plan.

Name	Plan	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year

Michel Fievez	Luxembourg Pension	2.3	$37,004	—
	SWM France Defined Contribution Retirement Plan	5.5	$43,496	—

Mr. Fievez participates in the Company's supplemental defined pension contribution plan for Luxembourg employees, which was adopted during 2016. This is a social supplemental plan that provides annuitized income to the participant upon retirement, in addition to the standard insured social retirement benefit. The present value of contributions accrued for his benefit, shown in dollars, was converted from Euros at the December 31, 2017 exchange rate of 1.1994.

Prior to his relocation to Luxembourg, Mr. Fievez participated in a national retirement arrangement required by French law. In connection with his relocation, Mr. Fievez's plan under French law was frozen until Mr. Fievez recommenced active participation in the French plan or until his eligible retirement under French law.

 2017 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding compensation that has been deferred by our Named Executive Officers pursuant to the terms of our Deferred Compensation Plan.

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)	Aggregate withdrawals / distributions	Aggregate balance at last FYE ($)
Jeffrey Kramer, PhD	$56,250	$29,610	$1,739	—	$87,598
Allison Aden	$122,061	$36,196	$18,357	—	$242,235
Michel Fievez	—	—	—	—	—
Daniel Lister	—	—	—	—	—
Ricardo Nuñez	—	—	—	—	—
Frédéric P. Villoutreix	$81,273	—	$424,545	$283,178	$2,624,053

(1)
All contributions in 2017 relating to 2017 compensation were reported as compensation in the 2017 Summary Compensation Table. Contributions relating to prior years are not included as 2017 compensation.

(2)
Company contributions to the Deferred Compensation Plan were 401(k) savings plan contributions that exceeded IRS limitations on qualified plan contributions.

Eligible employees may elect to defer up to 25% of their annual salary and up to 50% of their incentive bonus to the Deferred Compensation Plan No. 2, a non-qualified deferred compensation plan established in 2005 to allow participants to defer receipt of compensation and payment of certain income taxes. Eligibility to participate in the Deferred Compensation Plan is limited to "management" and "highly compensated employees" as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company may, with Committee approval, make cash contributions to a participant's account in the Deferred Compensation Plan.

Amounts deferred into the Deferred Compensation Plan No. 2 by a participating officer, or contributed on the officer's behalf by the Company, can be invested at the officer's election in an account that tracks, but does not actually invest in, some of the fund elections available under the Company's 401(k) savings plan. The participating officer bears the investment risk. The Company makes no guaranty as to the return of the principal amount of any funds deferred or of any income thereon. The funds remain subject to the Company's creditors while in the Deferred Compensation Plan No. 2.

A participant may elect to receive payment of the vested amount credited to his or her deferral account under the Deferred Compensation Plan No. 2 based on a participant election of a single lump sum or three, five, or ten annual installments. No payments may commence in fewer than five years following the date of the deferral election, except for alternative distributions that may occur in certain defined circumstances including disability, death of participant, separation from service, change of control and unforeseeable emergency, as such terms are defined in the plan. Certain individuals, including plan participants who are Named Executive Officers, must defer distributions from the plan for six months following a separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

On November 2, 2016, the Compensation Committee of the Board adopted and approved the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan (the "2016 Plan") for members of the Company's senior executive team. New members of the Company's senior executive team are covered by the 2016 Plan, while one grandfathered Named Executive Officer remained covered by the Company's Executive Severance Plan, as amended and restated in 2008 (the "2008 Plan").

The Company's severance plans provide that in the event of termination of a participant's employment with the Company or one of its participating subsidiaries or business units for any reason other than cause, retirement, disability or death within two years after a change of control of the Company, a participant will be entitled to salary and benefit continuation. A change of control is defined as the date as of which: (a) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, acquires actual or beneficial ownership of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Company; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

In the event of termination as a result of a change of control as of December 31, 2017, the Named Executive Officers other than Messrs. Villoutreix and Nuñez would generally have been entitled to receive:

                  i.  a cash payment in an amount equal to three times the highest annual compensation (base salary and annual incentive awards) paid or payable within the three year period ending on the date of termination; and

                  ii.  welfare benefits (including, health and dental benefits) from the Company for a period of three years.

The payments to a participant employed by one of the Company's non-United States subsidiaries or business units are subject to certain adjustments to take into account the differences between the respective compensation, benefit and pension plans and programs in the United States and the participant's place of employment.

The 2016 Plan provides that any benefits triggered by a change of control are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code in the event such reduction would result in a better after-tax result for the executive. In 2017, Dr. Kramer, Ms. Aden and Messrs. Lister and Nuñez participated in the 2016 Plan, and Mr. Fievez participated in the 2008 Plan. While the 2008 Plan contains a tax gross-up provision for excises taxes under Section 4999 of the Internal Revenue Code, Mr. Fievez would not be entitled to such a tax gross up based on his status as a Luxembourg employee.

Upon a change of control, all deferred compensation plan contributions that have been granted to a participant, but not yet vested as of December 31, 2017, vest automatically. Except as noted below, awards granted under the Company's 2015 LTIP are subject to double trigger vesting upon a change of control – meaning that both a qualifying termination of employment and a change of control must occur prior to the accelerated vesting of such awards. Under the 2008 Plan, Mr. Fievez is eligible for full equity vesting upon a change in control. Under the Company's annual incentive program, in the event the participant is terminated without cause within two years following a change of control, the participant is entitled to payment of a pro rata portion of the incentive award at the target performance percentage, without regard to achievement of pre-established objectives.

The severance plans also provide that if a Named Executive Officer's employment with the Company or an affiliate terminates for a reason other than death, retirement, disability, voluntary resignation or cause, in each case, absent a change of control, the Company will pay the Named Executive Officer an amount equal to a severance multiple determined by the Committee at the time the individual is selected for participation. In the case of Mr. Lister and Mr. Nuñez, this severance multiple equals one-half times, in the case of Ms. Aden and Mr. Fievez, this multiple equals one times and, in the case of Dr. Kramer, this severance multiple equals two times base salary, payable as a cash lump sum. The severance plans also provide for the continuation of the Company's welfare benefits for the number of years equal to the severance multiple. A participant cannot receive both this payment as well as compensation under the severance plans' change of control provisions. Named Executive Officers, other than Mr. Fievez, are also eligible to receive salary continuation in the event of death or disability. In the cases of Messrs. Lister and Nuñez, Ms. Aden and Dr. Kramer, disability pay is provided through a combination of Company-paid short-term disability benefits and insured long-term disability benefits in accordance with Company policy.

The Committee establishes the eligibility criteria for participation and, from time to time, designates key employees as participants in the 2016 Plan. Subject to certain conditions, the 2016 Plan may be amended or terminated by resolution of the Board, but no such amendment or termination shall be effective during the two-year period following a change of control of the Company without the consent of all participants.

In addition, in the event of termination, retirement, death or disability, the Named Executive Officer is also entitled to his or her benefits discussed above under "2017 Non-Qualified Deferred Compensation" and "2017 Pension Benefits," as applicable.

The maximum amounts payable upon termination pursuant to the applicable severance plan, assuming that a change of control of the Company and/or a qualifying termination of employment had occurred on December 31, 2017, are set forth in the following tables for all Named Executive Officers other than for Mr. Villoutreix.

As discussed above in the "Compensation Discussion & Analysis," from April 21, 2017 through May 5, 2017, Mr. Villoutreix served as Co-Chief Executive Officer with Dr. Kramer. On May 5, 2017, Mr. Villoutreix resigned from his positions as Co-Chief Executive Officer and a member of the Board and served as a consultant to the Company until February 28, 2018 (the "CEO Separation Date"). Under the terms of Mr. Villoutreix's separation letter of agreement, Mr. Villoutreix agreed to comply with certain non-competition and non-solicitation obligations and other restrictive covenants during the time he performed services for or on behalf of the Company pursuant to the letter of agreement and consulting agreement.

In addition, as consideration under the letter of agreement and consulting agreement, the Company agreed to provide Mr. Villoutreix compensation and benefits as follows: (i) through May 5, 2017, an annualized base salary at the rate in effect for him as of the date of the letter of agreement; (ii) from May 5, 2017 through the CEO Separation Date, $27,703 a month, pursuant to the consulting agreement; (iii) continuing eligibility for vesting of (a) the 8,317 outstanding shares of restricted stock subject to Tranche 2 of his 2016 time-based award granted on February 24, 2016 and (b) the 60,174 shares of restricted stock subject to his performance award agreement granted on February 24, 2016, with a settlement date of February 24, 2018, subject to his continued service as a consultant; (iv) a lump sum gross payment of $850,000, in consideration for the restrictive covenants contained in the letter of agreement; and (v) an additional sum equal in value to a pro rata portion of the annual incentive compensation and 2017 annual equity awards under the 2015 LTIP, based on the period of time between January 1, 2017 and May 5, 2017 ($1,020,155).

Also as discussed above in the "Compensation Discussion and Analysis," on January 11, 2018, the Company announced that Ms. Aden would be stepping down as the Company's Chief Financial Officer. In connection with Ms. Aden's separation from the Company, the Company and Ms. Aden entered into the separation agreement. As consideration under the separation agreement, the Company agreed to provide Ms. Aden compensation and benefits as follows: (i) through the date that she is no longer employed by the Company, an annualized base salary at the rate in effect for her as of the date of the separation agreement; (ii) accelerated vesting on a pro-rata basis for certain sign-on restricted stock awards granted in connection with Ms. Aden's sign-on incentives and accelerated vesting or continuing eligibility for vesting of certain currently outstanding time-based and performance-based restricted shares through the date that she is no longer employed by the Company; (iii) a lump sum gross payment of $457,600, in consideration for the restrictive covenants contained in the separation agreement; (iv) eligibility for a separate performance bonus of $100,000, based on her assistance with the transition; and (v) an additional sum equal in value to a pro-rata portion of the target annual incentive compensation, based on the period of time between January 1, 2018 and the date that she is no longer employed by the Company.

 Potential Payments to Jeffrey Kramer, PhD, upon Retirement,
Termination or Change of Control as of December 31, 2017

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:
Base Salary	Lump sum cash	–	–	$1,300,000	$1,950,000	–	–
Incentive Compensation
Short-Term Incentive	Lump sum cash	–	–	–	–	–	–
Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	–	–	$330,947	$165,473	–
Restricted Stock	Shares	–	–	–	$204,120	$127,575	–
Benefits Perquisites:
Health Care	–	–	–	–	$70,416	–	–
Dental Care	–	–	–	–	$3,625	–	–
Disability Benefits	–	–	–	–	$23,598	$485,500	–
Life Insurance	–		–	–	$7,596	$1,000,000	–
Accrued carryover for paid time off	Lump sum cash	–	–	$12,500	$37,500	$12,500	–
Excess 401(k) in Deferred Comp	Lump sum benefit	$29,609	$29,609	$29,609	$29,609	$29,609	$29,609
Total Executive Severance		$29,609	$29,609	$1,342,109	$2,657,411	$1,820,657	$29,609

 Potential Payments to Allison Aden upon Retirement,
Termination or Change of Control as of December 31, 2017(1)

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:
Base Salary	Lump sum cash	–	–	$457,600	$1,372,800	–	–
Incentive Compensation
Short-Term Incentive	Lump sum cash	–	–	–	$1,149,015	$383,005	–
Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	–	–	$887,423	$887,423	–
Restricted Stock	Shares	–	–	–	$45,360	$45,360	–
Benefits Perquisites:
Health Care	–	–	–	–	$26,892	–	–
Dental Care	–	–	–	–	$1,080	–	–
Disability Benefits	–	–	–	–	$13,600	$362,305	–
Life Insurance	–	–	–	–	$4,558	$500,000	–
Accrued carryover for paid time off	Lump sum cash	–	–	$6,967	$20,902	$6,967	–
Qualified 401(k) Plan	Lump sum benefit	$10,800	$10,800	$10,800	$10,800	$10,800	$10,800
Excess 401(k) in Deferred Comp	Lump sum benefit	$36,195	$36,195	$36,195	$36,195	$36,195	$36,195
Total Executive Severance		$46,995	$46,995	$511,562	$3,568,625	$2,232,055	$46,995

(1)
As discussed earlier, on January 11, 2018, the Company announced that Ms. Aden would be stepping down as Chief Financial Officer in March 2018. Please see the description above for a summary of the amounts to be received under her separation agreement.

Potential Payments to Michel Fievez upon Retirement,
Termination or Change of Control as of December 31, 2017(1)

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:
Base Salary	Lump sum cash	–	–	$468,927	$1,406,781	–	–
Incentive Compensation:
Short-Term Incentive	Lump sum cash	–	–	–	$1,290,270	$430,090	–
Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	$428,606	–	$473,785	$473,785	$428,606
Benefits and Perquisites:
Health Care		–	–	$4,387	$13,160	–	–
Dental Care		–	–	–	–	–	–
Disability Benefits		–	–	–	–	–	–
Life Insurance		–	–	$4,329	$12,987	–	–
Accrued Vacation Pay	Lump sum cash	–	–	$32,118	$96,355	$32,118	–
Additional payment based on participation in Luxembourg defined contribution pension plan (mandated pension plan)	Lump sum benefit	$23,012	$23,012	$23,012	$58,526	$23,012	$23,012
Total Executive Severance		$23,012	$451,618	$532,773	$3,351,864	$959,005	$451,618

(1)
Mr. Fievez's compensation is paid in Euros. The amounts reported in this column have been converted at the December 31, 2017 exchange rate of 1.1994 Euros to the U.S. dollar for 2017.

 Potential Payments to Daniel Lister upon Retirement,
Termination or Change of Control as of December 31, 2017

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:
Base Salary	Lump sum cash	–	–	$216,750	$1,300,500	–	–
Incentive Compensation
Short-Term Incentive	Lump sum cash	–	–	–	$376,254	$125,418	–
Long-Term Incentive – Performance Shares & Restricted Stock	Shares	–	–	–	$290,440	$243,039	–
Benefits Perquisites:
Health Care	–	–	–	–	$73,440	–	–
Dental Care	–	–	–	–	$3,625	–	–
Disability Benefits	–	–	–	–	$9,469	$323,791	–
Life Insurance	–	–	–	–	$4,558	$500,000	–
Accrued carryover for paid time off	Lump sum cash	–	–	$6,227	$18,680	$6,227	–
Total Executive Severance		–	–	$222,977	$2,076,966	$1,198,475	–

 Potential Payments to Ricardo Nuñez upon Retirement,
Termination or Change of Control as of December 31, 2017

Executive Benefits and Payments Upon Termination	Type of Payment	Early Retirement ($)	Normal Retirement ($)	Involuntary Not for Cause Termination ($)	Termination as a Result of Change of Control ($)	Death or Disability ($)	Change of Control ($)

Compensation:
Base Salary	Lump sum cash	–	–	$200,000	$1,200,000	–	–
Incentive Compensation:
Short-Term Incentive	Lump sum cash	–	–	–	–	–	–
Long-Term Incentive – Performance Shares & Restricted Shares	Shares	–	–	–	–	–	–
Restricted Stock	Shares	–	–	–	$56,700	$56,700	–
Benefits and Perquisites:
Health Care		–	–	–	$73,440	–	–
Dental Care		–	–	–	$3,625	–	–
Disability Benefits		–	–	–	$4,493	$298,769	–
Life Insurance		–	–	–	$4,558	$500,000	–
Accrued carryover for paid time off	Lump sum cash	–	–	$7,692	$23,076	$7,692	–
Qualified 401(k) Plan	Lump sum benefit	$3,692	$3,692	$3,692	$3,692	$3,692	$3,692
Total Executive Severance		$3,692	$3,692	$211,384	$1,369,584	$866,853	$3,692

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Dr. Kramer, our Chief Executive Officer.

Ratio

For 2017,

•
The median of the annual total compensation of all of our employees, other than Dr. Kramer, was $47,004.
•
Dr. Kramer's annual total compensation was $3,379,581. This amount differs from the amount reported in the Total column of the 2017 Summary Compensation Table due to the annualization of Dr. Kramer's compensation to reflect his appointment to the position of Chief Executive Officer of the Company on April 21, 2017, as discussed further below.
•
Based on this information, the ratio of the annual total compensation of Dr. Kramer to the median of the annual total compensation of all employees is estimated to be 72 to 1.

Identification of Median Employee

We selected October 1, 2017 as the date on which to determine our median employee. As of that date, we had approximately 3,450 employees. In addition, as is permitted by the SEC's executive compensation disclosure rules, we eliminated 152 employees in China (approximately 4.4% of our total employee population) from the data set.

For purposes of identifying the median employee from this data set, we considered the base salary, annual incentive and retirement plan contributions of the employees in the data set for the 12-month period ended December 31, 2017. Next, in consultation with Willis Towers Watson, we statistically narrowed down the employee population to a group of employees with the highest probability of containing the median employee using a stratification process based on base salary. As approximately 96% of the statistical sample of employees work in the U.S. and France, this established the range of employees (316) from which the median would be derived. Then, using three-year gross wage data, we isolated a narrow subset of the median employee population that had stable earning histories and were within a 5% range of the median employee for the past three years. Finally, we calculated the annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K for this subset of median employees and reported the median employee who resulted from the calculation that we believe is most representative of the typical employee at SWM.

The total compensation reported for Dr. Kramer differs from the Total column of the 2017 Summary Compensation Table as a result of the annualization of Dr. Kramer's compensation to reflect his April 21, 2017 appointment to the position of Chief Executive Officer of the Company. We annualized each of Dr. Kramer's annual compensation elements as if he had been employed by the Company since January 1, 2017.

Compensation of Directors

2017 Compensation of Directors

Every other year, the Compensation Committee reviews non-employee director compensation to evaluate whether non-employee director compensation is consistent with market practices. In 2017, the Compensation Committee retained Willis Towers Watson, the Committee's independent compensation consultant, to perform an Outside Director Pay Review based on publicly stated non-employee director compensation at the same peer group of companies examined in the 2017 executive competitive compensation analysis. The 2017 pay review concluded that total non-employee director compensation at the Company ranked at approximately the 46th percentile of peers and was 4% below the peer group median on a dollar value basis. Accordingly, the Compensation Committee determined, in consultation with Willis Towers Watson, to recommend to the Board that non-employee director compensation be brought closer to the targeted market median. Based on such recommendation, the Board determined to adjust the non-employee director compensation program for the January 1, 2018 through December 31, 2019 period, as noted below.

  •
  An annual Board retainer of $80,000 (increased to $85,000 for 2018-2019) in stock plus $60,000 in cash. Stock grants are paid quarterly, with valuations based on the closing price on the trading day immediately preceding the grant date.

  •
  Additional pay for the lead non-management director (through April 21, 2017, at which time Mr. Caldabaugh became the Non-Executive Chairman of the Board) was $20,000 per year.

  •
  Directors who serve on committees receive an additional annual retainer, paid quarterly as follows:

  •
  Audit Committee: $30,000 for Chair; $15,000 for other members

  •
  Compensation Committee: $20,000 for Chair; $10,000 for other members

  •
  Nominating & Governance Committee: $15,000 for Chair; $10,000 for other members

Additionally, in March 2017, the Compensation Committee determined to recommend to the Board that the position of Non-Executive Chairman receive compensation in recognition of the additional time commitments required by the position. Based on such recommendation, the Board determined that the Non-Executive Chairman would receive additional pay of $55,000 per year, paid quarterly. In October 2017, Willis Towers Watson reviewed the Non-Executive Chairman compensation and recommended that the annual retainer for the Non-Executive Chairman be increased from $55,000 to $75,000 for the 2018-2019 period, which was approved by the Board in December 2017.

A director who is an officer or an employee of the Company or any of its subsidiaries or affiliates does not receive any fees for service as a member of the Board, but is reimbursed for expenses incurred as a result of such service. Each non-employee director earned the following compensation in 2017 in addition to reimbursement of his or her actual and reasonable travel expenses.

Name(1)	Fees Earned or Paid in Cash	Stock Awards ($)(2)	Total
Claire L. Arnold	$80,000	$80,000	$160,000
K.C. Caldabaugh(3)(4)	$124,753	$80,000	$204,753
William A. Finn	$85,000	$80,000	$165,000
Heinrich Fischer(5)	$20,632	$24,176	$44,808
Jeffrey K. Keenan(4)	$88,475	$80,000	$168,475
Marco Levi(6)	$48,654	$55,604	$104,258
John D. Rogers(3)	$96,099	$80,000	$176,099
Anderson D. Warlick	$80,000	$80,000	$160,000

(1)
Jeffrey Kramer, PhD, was appointed to the Board of Directors, effective April 21, 2017. Frédéric Villoutreix resigned from the Board of Directors, effective May 5, 2017. Neither Dr. Kramer nor Mr. Villoutreix are included in this table as each was an employee of the Company while serving on the Board of Directors and received no additional compensation for his service as a director. The 2017 compensation received by each of Dr. Kramer and Mr. Villoutreix as employees of the Company is shown in the 2017 Summary Compensation Table.

(2)
As of December 31, 2017, the total number of stock awards outstanding per director, in the form of shares or share units, were as follows: Ms. Arnold 68,962; Mr. Caldabaugh 40,501; Mr. Finn 25,549; Mr. Fischer 0; Mr. Keenan 38,308; Mr. Levi 1,379; Mr. Rogers 22,845 and Mr. Warlick 30,222. These totals also include accumulated dividends on stock units.

(3)
Effective April 21, 2017, Mr. Caldabaugh, as an independent director, was appointed Non-Executive Chairman of the Board. Accordingly, effective April 21, 2017, Mr. Rogers stepped down as the lead non-management director. Each of Messrs. Caldabaugh and Rogers received prorated cash compensation for his service as Non-Executive Chairman and lead non-management director, respectively.

(4)
Effective April 21, 2017, Mr. Keenan was appointed Chair of the Nominating & Governance Committee, succeeding Mr. Caldabaugh. Mr. Caldabaugh continued to serve as a member of the Nominating & Governance Committee. Each of Messrs. Keenan and Caldabaugh received prorated cash compensation for his service as Chair of the Nominating & Governance Committee, respectively.

(5)
Mr. Fischer resigned from the Board of Directors, effective at the Company's 2017 annual meeting of stockholders.

(6)
Mr. Levi was elected to the Board of Directors, effective at the Company's 2017 annual meeting of stockholders. Upon his election to the Board, Mr. Levi was also appointed to the Nominating & Governance Committee.

U.S. directors may elect to defer all or part of their compensation to the Deferred Compensation Plan No. 2 for Non-Employee Directors, a non-qualified, deferred compensation plan established in 2005 to allow participants to defer receipt of compensation and payment of certain federal and state income taxes. Each participating director has an individual deferral account that is credited with cash or stock units, which include accumulated dividends. Cash credits accrue market-based investment earnings. The stock units do not have any voting rights. Because of regulatory changes, Deferred Compensation Plan No. 2 replaced the Deferred Compensation Plan for Non-Employee Directors in effect from 2000 to 2004, which operated in a similar manner. The earlier plan was frozen as of December 31, 2004 to stop the accrual of additional unvested benefits, other than market-based investment earnings or losses on individual account balances as of that date. The Company provides no guaranty of repayment of the principal amount deferred or of any earnings on the participants' account balances in either plan.

CORPORATE GOVERNANCE

Board of Directors and Standing Committees

Board Leadership Structure

The Board is led by the Chairman of the Board. The Board appointed Mr. Caldabaugh to succeed Mr. Villoutreix as Chairman of the Board, effective April 21, 2017. As an independent director, Mr. Caldabaugh serves as Non-Executive Chairman.

The Board believes that whether one person should simultaneously occupy the offices of Chairman of the Board and Chief Executive Officer should be determined by the Board in its business judgment, on a periodic basis, including at any time there is a vacancy in either position, after considering relevant factors at the time, such as the specific needs of the business and the best interests of the Company and its stockholders. When the same person holds the Chairman and Chief Executive Officer roles or when the Chairman is not independent, the independent directors elect a Lead Non-Management Director for a two-year term, and after two of such terms, he or she becomes ineligible to stand for re-election to that position for at least one term. On April 21, 2017, during the time when Mr. Villoutreix held the position of Chairman and Chief Executive Officer, John D. Rogers was elected for a two-year term as the Lead Non-Management Director. When Mr. Caldabaugh, as an independent director, succeeded Mr. Villoutreix as Chairman of the Board, Mr. Rogers stepped down as Lead Non-Management Director.

The Non-Executive Chairman acts as liaison between the Chief Executive Officer and the independent directors. The Non-Executive Chairman or non-management directors as a group can retain such independent experts they deem to be necessary or desirable, with the costs borne by the Company. There is also total freedom of communication between any director and the Chief Executive Officer and any other member of management, and such communications are not required to go through the Non-Executive Chairman or the Chief Executive Officer, in the case of director communication with other members of management. The Non-Executive Chairman will be available for consultation and direct communication if requested by any major stockholder of the Company.

Director Independence

The Board unanimously adopted the following standard for director independence at its December 2002 meeting: An independent director is a person who is free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually the Board will assess the independence of each non-management director based on the existence or absence of a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The following persons shall not be considered independent:

                  a.     A director who is employed by the Company or any of its affiliates for the current year or any of the past five years.

                  b.     A director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate).

                  c.     A director who is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director.

                  d.     A director who is, or in the past five years has been, a Family Member of an individual who was employed by the Company or any of its affiliates as an executive officer. The term "Family Member" shall mean a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than household employees) who shares such person's home.

                  e.     A director who, during the current fiscal year or any of the past five fiscal years, personally provided services to the Company or its affiliates that had an annual value in excess of $60,000; or who was paid or accepted, or who has a non-employee Family Member who was paid or accepted, any payments from the Company or any of its affiliates in excess of $60,000 other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

                  f.      A director who is a partner in, or a controlling stockholder or an executive officer of, any organization (profit or non-profit) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed one percent (1%) of the recipient's annual consolidated gross revenues in the current year or any of the past five fiscal years; unless, for provisions (e) and (f), the Board expressly determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment.

Based on the foregoing standard, as well as the applicable standards for independence articulated by the NYSE and the SEC, the Board affirmatively determined that the following current and former directors met the applicable independence standards:

Claire L. Arnold	Jeffrey J. Keenan
K.C. Caldabaugh	Marco Levi
William A. Finn	John D. Rogers
Heinrich Fischer	Anderson D. Warlick
Kimberly E. Ritrievi

Dr. Kramer is a member of management and is not independent. Mr. Villoutreix was a member of management during his service on the Board and was not independent.

Financial Experts

The Board determined that Mses. Arnold and Ritrievi and Messrs. Caldabaugh, Finn, Keenan and Rogers each qualify as "audit committee financial experts" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Standing Committees

Each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee is a "Standing Committee" of the Board. Each Standing Committee is composed entirely of independent directors.

The following table lists the current members, principal functions and meetings held in 2017 for each of the Standing Committees:

Members	Principal Functions	Meetings in 2017

Audit Committee John D. Rogers (Chair) K.C. Caldabaugh William A. Finn Jeffrey J. Keenan Kimberly E. Ritrievi No member serves on the audit committee of more than three public companies, including the Company's Audit Committee.	• Recommend to the Board the appointment of outside auditors to audit the records and accounts of the Company • Retain and compensate outside auditors • Review scope of audits, provide oversight in connection with internal control, financial reporting and disclosure systems • Monitor the Company's compliance with legal and regulatory requirements • The nature and scope of the Committee's responsibilities are set forth in further detail under the caption "Audit Committee Report"	8
Compensation Committee Claire L. Arnold (Chair) William A. Finn Kimberly E. Ritrievi Anderson D. Warlick	• Evaluate and approve executive officer compensation • Review compensation strategy, plans and programs and evaluate related risk • Evaluate and make recommendations on director compensation • The nature and scope of the Committee's responsibilities are set forth in further detail under the caption "Compensation Discussion & Analysis"	6
Nominating & Governance Committee Jeffrey J. Keenan (Chair) K.C. Caldabaugh Marco Levi Anderson D. Warlick	• Review and recommend to the Board candidates for election by stockholders or to fill any vacancies on the Board; evaluate stockholder nominees • Oversee the Board, Board Committee and individual director evaluation processes • Evaluate, monitor and recommend changes in the Company's governance policies • Oversee and report to the Board on the succession planning process with respect to directors and the Chief Executive Officer, including review of a transition plan in the event of an unexpected departure or incapacity of the Chief Executive Officer	8

Director Attendance

The Board met seven times in 2017. No director then in office attended fewer than 75 percent of the aggregate of the meetings of the Board and the committees on which the director served.

The Company encourages members of the Board to attend each Annual Meeting and all directors who were then in office attended the Annual Meeting held on April 20, 2017.

Director Training

From time to time, directors participate in the Company's compliance training programs and in programs directed specifically to the due and proper execution of their duties as directors. In 2012, the Board adopted a Policy on Orientation and Continuing Education for Board Members as part of the Company's Corporate Governance Guidelines. The policy requires orientation for new directors and ongoing presentations and training for existing directors, as well as periodic reports on continuing education to the Nominating & Governance Committee.

Board Exercise of Risk Oversight

The Board exercises oversight of enterprise risk at a number of levels and utilizes formal and informal mechanisms to do so.

The Audit Committee plays a material role in oversight of financial, disclosure and liquidity risk issues and oversees the internal control mechanisms used by management in both the financial and non-financial areas. Virtually every Audit Committee meeting includes items relating to risk review, including ongoing review of financial results, control issues, compliance audit processes and results, debt covenant compliance, hedging activities and liquidity measures. The Audit Committee has regular interaction with the Company's independent auditors throughout the year, including executive sessions to address internal control and other matters.

The Nominating & Governance Committee regularly assesses the Company's governance controls. It also undertakes an ongoing review of succession planning, including to assure an appropriate process exists to find appropriately qualified replacement directors as needed for the Board and its committees and to maintain the continuity of management.

The Compensation Committee assesses compensation design and levels from the perspectives of market reasonableness and appropriateness to the objectives of retaining the quantity and level of management expertise and depth required for the successful execution of the Company's business goals. The Compensation Committee also assesses the risk posed by the Company's compensation program design and practices and the probability that they might result in adverse impacts on the Company.

The Board as a whole regularly reviews financial performance and risks to that performance, competitive market situations, risks to operations and operating capabilities, regulatory change and strategic planning. These reviews are provided through regularly scheduled financial and operations reviews and regular Committee Chair reports to the Board. More in-depth reviews are provided periodically on selected topics, e.g., litigation and regulatory compliance, customer satisfaction and performance assessments and strategic planning. In 2011, the Company created an internal audit department, and in 2013, the Company established an Enterprise Risk Management ("ERM") function to oversee the development, implementation and ongoing refinement of a comprehensive ERM program.

Corporate Governance Documents

We have adopted a code of conduct (the "Code of Conduct") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and other persons performing similar functions. The Code of Conduct is posted on the Governance page of the Company's website at http://www.swmintl.com/our-company/governancewmintl.com/our-company/governance. To the extent required under applicable SEC and NYSE rules, any waivers of, or changes to, the Code of Conduct will be posted on our website or otherwise publicly disclosed. In addition, copies of the Company's Corporate Governance Guidelines and the charters for each of the Standing Committees can also be found on the Governance page of the Company's website at https://www.swmintl.com/about-us/governance/charters-and-guidelines/. In addition, the Company's Standard for Director Independence is available on the Governance page of the Company's website at https://www.swmintl.com/media/1151/swm_standard_for_director_indepe ndence_1.pdf. Copies of these documents may also be obtained by directing a written request to the Investor Relations Department at Schweitzer-Mauduit International, Inc., 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022.

Transactions with Related Persons

The Board has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which the Company was or is to be a participant and in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (each such transaction, a "Related Person Transaction"). Under these policies and procedures, the Audit Committee or a subcommittee of the Board consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

  •
  Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;

  •
  Size of the transaction and amount of consideration;

  •
  Nature of the interest;

  •
  Whether the transaction involves a conflict of interest;

  •
  Whether the transaction involves services available from unaffiliated third parties; and

  •
  Any other factors that the Audit Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related person transactions involving a director or an executive officer solely resulting from that person's service as a director or employment with the Company so long as the compensation is approved by the Board (or an appropriate committee thereof), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

Since January 1, 2017, the Company has not participated in any Related Person Transaction.

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Selection of the Independent Registered Public Accounting Firm

The Audit Committee has recommended and the Board has selected Deloitte & Touche LLP ("Deloitte & Touche") to serve as the Company's independent registered public accounting firm (the "outside auditor") for fiscal year 2018. Although it is not required to do so, the Audit Committee is asking our stockholders to ratify the Board's selection of Deloitte & Touche. If our stockholders do not ratify the selection of Deloitte & Touche, the Board may reconsider its selection. Even if the selection is ratified by our stockholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Deloitte & Touche will be at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Board Recommendation

The Board of Directors and the Audit Committee unanimously recommend a vote FOR ratification of the selection of Deloitte & Touche as our outside auditor for fiscal year 2018.

Information Regarding the Independent Registered Public Accounting Firm

Audit, Audit Related, Tax and All Other Fees

The following table summarizes the aggregate fees relating to amounts billed to the Company by its outside auditor, Deloitte & Touche, the member firm of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte"), for the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees(1)	$1,543,062	$1,398,627
Audit-Related Fees(2)	60,320	106,900

Total Audit and Audit-Related Fees	1,603,382	1,505,527

Tax Compliance Services(3)	154,540	408,750
Tax Consulting and Planning Services(4)	361,260	1,008,380

Total Tax Fees	515,800	1,417,130

All Other Fees(5)	1,895	2,000

Total Fees	$2,121,077	$2,924,657

(1)
Includes fees billed for professional services rendered in connection with the audit of the annual financial statements, audit of the Company's internal control over financial reporting and management's assessment thereof, review of financial statements included in the Company's quarterly reports on Form 10-Q and for services provided for statutory and regulatory filings or engagements.

(2)
Includes fees incurred for assurance and related services and consultation on regulatory matters or accounting standards.

(3)
Includes fees incurred for tax return preparation and compliance.

(4)
Includes non-audit fees incurred for tax advice and tax planning, which represents 21% of audit and tax compliance fees.

(5)
Includes all other fees not included in the above categories.

Pre-approval Policies and Procedures

All of the services listed above and performed by the outside auditor were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. These procedures describe the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the outside auditor may perform. The procedures require that prior to the beginning of each fiscal year, a description of the services (the "Service List") in each of the Disclosure Categories expected to be performed by the outside auditor in the following fiscal year be presented to the Audit Committee for pre-approval.

Services provided by the outside auditor during the following year that are included in the Service List are pre-approved by the Audit Committee in accordance with its pre-approval policy and procedures. Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Pre-approval is typically reviewed and granted at regularly scheduled meetings of the Audit Committee; however, the authority to grant specific pre-approval between meetings, if necessary, has been delegated, subject to certain dollar limitations, to the Chairman of the Audit Committee. In the event of specific pre-approval granted by the Chairman between meetings of the Audit Committee, the Chairman is required to update the Audit Committee at its next regularly scheduled meeting on such grant.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee is provided a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the outside auditor when time is of the essence. The policy does not contain a de minimis provision that would provide retroactive approval for permissible non-audit services under certain circumstances.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred to-date against the Service List and the forecast of remaining services and fees for the applicable fiscal year.

 AUDIT COMMITTEE REPORT

The following report summarizes the Audit Committee's actions during 2017. This report shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

In accordance with its written charter, the Audit Committee assists the Board of Directors by overseeing and monitoring:

(1)
the integrity of the Company's financial statements;

(2)
the Company's compliance with legal and regulatory requirements;

(3)
the outside auditor's qualifications and independence; and

(4)
the performance of the Company's internal control function, its system of internal and disclosure controls, and the outside auditor.

The members of the Audit Committee meet the applicable independence and experience requirements of the SEC and the NYSE and the standards for determining a director's independence adopted by the Board.

During 2017, the Audit Committee met eight times.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2017 with management and Deloitte & Touche, the Company's outside auditor. Management is responsible for the preparation of the Company's financial statements, and the outside auditor is responsible for conducting an audit of such financial statements.

The Audit Committee has received from the outside auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the outside auditor's communications with the Audit Committee concerning independence, has discussed the independence of the outside auditor with the outside auditor and has satisfied itself as to the outside auditor's independence.

The Committee reviewed with the outside auditor its audit plans, audit scope and identification of audit risks. The Audit Committee also discussed with management and the outside auditor the quality and adequacy of the Company's internal control function and its system of internal and disclosure controls.

The Audit Committee discussed and reviewed with the outside auditor all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board (United States), and, with and without management present, discussed and reviewed the results of the outside auditor's examination of the financial statements.

The Audit Committee discussed, reviewed and monitored the Company's plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.

Based on the above-mentioned reviews and discussions with management and the outside auditor, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The Audit Committee also recommended the reappointment of the outside auditor, and the Board concurred with such recommendation.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
John D. Rogers (Chairman) K.C. Caldabaugh William A. Finn Jeffrey J. Keenan
  (1)
  Dr. Kimberly E. Ritrievi joined the Audit Committee on March 1, 2018, but she did not participate in any discussions regarding the matters discussed in this report.

PROPOSAL THREE
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Board is providing our stockholders with an advisory vote on Executive Compensation. This advisory vote, commonly known as a "say-on-pay" vote, is a non-binding vote on executive compensation paid to our Named Executive Officers as disclosed pursuant to Regulation S-K, including in the "Compensation Discussion & Analysis," the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 13 to 44.

As described in detail in the Compensation Discussion & Analysis, our executive compensation programs are generally designed to:

  (i)
  attract, retain and motivate a skilled management team to successfully implement the Company's near and long-term goals that are tied to the key drivers of our financial and operational performance; and

  (ii)
  align the interest of our Named Executive Officers with the interests of our stockholders.

As explained in the Compensation Discussion & Analysis, we believe that these goals have been met in a manner that does not subject the Company to unreasonable risk and that reflects fair and reasonable levels of compensation, using the competitive market median as the appropriate benchmark which in turn is developed by reference to market data regarding comparable companies and executive positions that include the same companies that RiskMetrics utilizes to assess our Company for proxy vote advisory purposes.

As supported by the results achieved and summarized on page 23, we believe that the executive team has performed well for stockholders in 2017 and that the division of the benefits of the Company's 2017 performance has been reasonably allocated with those benefits most heavily retained for stockholders.

Accordingly, the Board recommends that our stockholders vote for the "say-on-pay" vote as set forth in the following resolution:

    RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the "Compensation Discussion & Analysis," the accompanying compensation tables and the corresponding narrative discussion and footnotes.

Stockholders are not ultimately voting to approve or disapprove the Board's recommendation. As this is an advisory vote, the outcome of the vote is not binding on SWM with respect to future executive compensation decisions, including those relating to its Named Executive Officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution relating to the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

 OTHER INFORMATION

Stockholder Proposals and Director Nominations for the 2019 Annual Meeting

Stockholder proposals to be considered for inclusion in the Company's proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders must be received by the Company's SVP, General Counsel and Secretary at the Company's principal executive office no later than November 23, 2018. All proposals for inclusion in the Company's proxy statement must comply with all of the requirements of Rule 14a-8 under the Exchange Act.

Pursuant to Paragraphs 15 and 19 of the Company's By-Laws, stockholders must give advance notice of other business to be addressed, or nominations for director, at the 2019 Annual Meeting not earlier than December 27, 2018 and not later than January 26, 2019. All proposals and nominations must comply with all of the requirements set forth in the Company's By-Laws, a copy of which may be obtained from the Company's SVP, General Counsel and Secretary.

Annual Report on Form 10-K and Proxy Statement

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including the consolidated financial statements and schedules thereto, but excluding exhibits) has been included with the mailing of this Proxy Statement to stockholders of record and beneficial holders as of March 1, 2018. Additional copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (excluding exhibits) will be provided without charge to each stockholder requesting such copies in writing. The written request should be directed to the Investor Relations Department at Schweitzer-Mauduit International, Inc., 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022. In addition, the Annual Report on Form 10-K, Notice of Meeting, Proxy Statement and form of proxy are available on the Company's website at www.swmintl.com.

Communicating with the Board

Stockholders and interested parties may communicate directly with the Board or any of its members, including the Non-Executive Chairman, the Chairman of the Audit Committee and the independent directors as a group, by telephonic or written communication as set forth below. Each communication intended for the Board or any of its members and received by the Secretary that is related to the operation of the Company will be forwarded to the designated person. The Secretary may screen communications solely for the purpose of eliminating communications that are commercial in nature or not related to the operation of the Company and conducting appropriate security clearance. All communications relating to the operation of the Company shall be forwarded to the designated recipient in their entirety.

If by phone:	A voice mail message may be left identifying the individual to whom it is directed by calling (866) 528-2593. This is a toll free call and is monitored and accessible by the office of the Secretary of the Company. Messages received on this line will be maintained in confidence to the extent practicable.
If by mail:
A sealed envelope prominently marked "Confidential" on the outside of the envelope that is directed to the attention of any director(s), including the Non-Executive Chairman, the Chairman of the Audit Committee or the independent directors as a group, as appropriate, may be mailed to:

Secretary Schweitzer-Mauduit International, Inc. 100 North Point Center East–Suite 600 Alpharetta, Georgia 30022

 YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preferences by marking the appropriate boxes on the enclosed proxy card or by voting over the Internet.

- 0 SCHWEITZER-MAUDUIT INTERNATIONAL, INC. 100 North Point Center East Suite 600 Alpharetta, Georgia 30022-8246 COMMON STOCK PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For Annual Meeting of Stockholders, April 26, 2018 The undersigned hereby appoints RICARDO NUÑEZ and R. A N D R E W WA M S E R , J r. , a n d e a c h o f t h e m , p r o x i e s w i t h f u l l p o w e r o f s u b s t i t u t i o n , t o represent and to vote as set forth herein all the shares of Common Stock of Schweitzer-M a u d u i t I n t e r n a t i o n a l , I n c . ( t h e “ C o m p a n y ” ) h e l d o f r e c o r d b y t h e u n d e r s i g n e d o n M a r c h 1 , 2 0 1 8 , a t t h e A n n u a l M e e t i n g o f S t o c k h o l d e r s o f t h e C o m p a n y, t o b e h e l d a t the C o m p a n y ’s h e a d q u a r t e r s , 1 0 0 N o r t h P o i n t C e n t e r E a s t , S u i t e 6 0 0 , A l p h a r e t t a , G A 3 0 0 2 2 a t 11:00 a.m. local time, on Thursday, April 26, 2018, and any adjournment or postponement thereof. If no designation is made, the proxies will vote the shares as the Board of Directors recommends: “FOR” the election of each of the director nominees named in Proposal 1, and “FOR” Proposals 2 and 3. (Continued and to be signed on the reverse side) 14475 1.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

For Annual Meeting of Stockholders, April 26, 2018

The undersigned hereby appoints RICARDO NUÑEZ and R. ANDREW WAMSER, Jr., and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Schweitzer-Mauduit International, Inc. (the "Company") held of record by the undersigned on March 1, 2018, at the Annual Meeting of Stockholders of the Company, to be held at the Company's headquarters, 100 North Point Center East, Suite 600, Alpharetta, GA 30022 at 11:00 a.m. local time, on Thursday, April 26, 2018, and any adjournment or postponement thereof. **If no designation is made, the proxies will vote the shares as the Board of Directors recommends: "FOR" the election of each of the director nominees named in Proposal 1, and "FOR" Proposals 2 and 3.**

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF SCHWEITZER-MAUDUIT INTERNATIONAL, April 26, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. INC. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.swmintl.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20233000000000001000 6 042618 changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Class II Directors: NOMINEES: FOR ALL NOMINEESO Kimberly E. Ritrievi O John D. Rogers WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018. 3. Hold a non-binding advisory vote to approve executive compensation. NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2017 Annual Report to Stockholders. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please mark here if you plan to attend the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: